UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GNC HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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300 Sixth Avenue
Pittsburgh, Pennsylvania 15222

April 8, 2020

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of GNC Holdings, Inc. (the “Company”) to be held on Monday, May 18, 2020 at 5:00 p.m. Eastern Time via online live webcast at www.virtualshareholdermeeting.com/GNC2020.

In light of public health concerns regarding the coronavirus outbreak, and in order to provide expanded access, improved communication and cost savings for our shareholders and the Company, this year’s Annual Meeting will be conducted virtually. You will be able to attend the virtual Annual Meeting and vote your shares during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/GNC2020. To participate, you will need the 16-digit control number included in your proxy materials or on your proxy card. The meeting webcast will begin promptly at 5:00 p.m. Eastern Time. Online check-in will begin promptly at 4:45 p.m. Eastern Time, and you should allow ample time for the online check-in procedures.

The agenda for the Annual Meeting includes:

•	The election of eleven (11) directors named in the attached proxy statement to our Board of Directors (Proposal 1);
•	An advisory vote to approve the compensation paid to our Named Executive Officers disclosed in the attached proxy statement (commonly known as a “say-on-pay” proposal) (Proposal 2); and
•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2020 fiscal year (Proposal 3).

Our Board of Directors recommends that you vote FOR Proposals 1, 2, and 3.

Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. We encourage you to read the proxy materials and vote your shares as soon as possible. You may vote your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card.

On behalf of GNC, I would like to express our appreciation for your ongoing investment in the Company.

Live Well,

Kenneth A. Martindale Chairman and Chief Executive Officer

GNC HOLDINGS, INC.
NOTICE OF
2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2020

DATE AND TIME	5:00 p.m. on Monday, May 18, 2020

VIRTUAL MEETING	www.virtualshareholdermeeting.com/GNC2020

ITEMS OF BUSINESS	(1)
To elect eleven (11) directors named in these proxy materials to hold office until our 2021 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal (Proposal 1).

(2)
To approve, by non-binding vote on an advisory basis, the compensation paid to our Named Executive Officers in 2019, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 2).

(3) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2020 fiscal year (Proposal 3).

(4) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 23, 2020, our record date.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online before the meeting at www.proxyvote.com or via telephone by calling 1-800-690-6903, or to complete and return a proxy card (no postage is required).

REQUIRED VOTE
The affirmative vote of a majority of the votes cast by our stockholders virtually or represented by proxy at the Annual Meeting is required to approve each of the Proposals described in these proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 18, 2020: As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2019 Annual Report on Form 10-K and the proxy card are available at www.proxyvote.com. You will need your notice of Internet availability or proxy card to access these proxy materials.

April 8, 2020

Susan M. Canning
Secretary

i

300 Sixth Avenue
Pittsburgh, Pennsylvania 15222

PROXY STATEMENT
2020 ANNUAL MEETING OF STOCKHOLDERS
May 18, 2020

The Board of Directors (the “Board”) of GNC Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”).

These proxy materials contain information regarding the Annual Meeting, to be held on Monday, May 18, 2020, beginning at 5:00 p.m. Eastern Time via online live webcast at www.virtualshareholdermeeting.com/GNC2020, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

It is anticipated that we will begin mailing this proxy statement, the proxy card, our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) and the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 8, 2020. The information regarding stock ownership and other matters in this proxy statement is as of March 23, 2020 (the “Record Date”), unless otherwise indicated.

How can I attend the Annual Meeting?

Due to the emerging public health threat of the coronavirus (COVID-19) pandemic and to support the health and well-being of our stockholders and other meeting participants, this year's Annual Meeting will be held as a virtual meeting only. You will be able to attend the meeting online and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/GNC2020. To participate in the virtual meeting, you will need the 16-digit control number included in your proxy materials or on your proxy card. The meeting webcast will begin promptly at 5:00 p.m. Eastern Time. Online check-in will begin promptly at 4:45 p.m. Eastern Time, and you should allow ample time for the online check-in procedures.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page at www.virtualshareholdermeeting.com/GNC2020.

What may I vote on?

You may vote on the following proposals:

•	the election of eleven (11) directors to serve until our 2021 annual meeting of stockholders (the “2021 Annual Meeting”) and their respective successors have been duly elected and qualified, or their earlier resignation or removal (Proposal 1);
•	the approval, by non-binding vote, on an advisory basis of the compensation paid to our Named Executive Officers for 2019, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 2); and

•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2020 fiscal year (Proposal 3).

THE BOARD RECOMMENDS A VOTE (1) FOR THE ELECTION OF EACH OF OUR NOMINEES FOR DIRECTORS (PROPOSAL 1), (2) FOR THE APPROVAL, BY NON-BINDING VOTE ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS FOR 2019 (“SAY-ON-PAY”) (PROPOSAL 2), AND (3) FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3).

Who may vote?

Stockholders of record, at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. A list of such stockholders will be available for inspection at our corporate headquarters during ordinary business hours throughout the 10-day period prior to the Annual Meeting. Please contact our secretary at (412) 288-4600 if you wish to inspect the list of stockholders prior to the Annual Meeting. The list of stockholders will also be available for such examination upon request during the live webcast of the Annual Meeting.

Each share of our Class A common stock, par value $0.001 per share (“Common Stock”) is entitled to one vote on each matter that is properly brought before the Annual Meeting. As of the Record Date, there were 84,608,976 shares of Common Stock issued and outstanding.

Each share of our Series A Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”) is entitled to a number of votes equal to the number of shares of Common Stock that such Preferred Stock may convert into as of the Record Date, calculated by dividing the applicable liquidation preference, which as of the Record Date is $1,000.00 per share, by $5.35 per share, and disregarding any fractional shares into which such aggregate number is convertible. As of the Record Date, there were 299,950 shares of Preferred Stock issued and outstanding, entitling the holder thereof to cast 56,065,420 votes.

Holders of our Common Stock and Preferred Stock vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may otherwise be required by Delaware Law or the terms of our Certificate of Incorporation, as amended and restated. Under the terms of the Amended and Restated Stockholders Agreement, dated as of February 13, 2019 (the “Stockholders Agreement”) between the Company and Harbin Pharmaceutical Group Co., Ltd. (“Harbin”), the current holder of our Preferred Stock, Harbin has agreed for so long as it holds at least fifteen percent (15%) of the Company’s common stock (on an as-converted basis) to vote either in accordance with the recommendations of the Board or in accordance with the relative percentage votes of the Common Stock.

How do I vote?

We encourage you to vote your shares via the Internet. How you vote will depend on how you hold your shares of Common Stock.

Stockholders of Record

If your Common Stock is registered directly in your name with our transfer agent, American Stock, Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and a full paper set of these proxy materials is being sent directly to you. As a stockholder of record, you have the right to vote by proxy.

You may vote by proxy in any of the following three ways:

Internet. Before the Annual Meeting, go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

Phone. Call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote virtually. During the meeting, you may vote online by following the instructions at www.virtualshareholdermeeting.com/GNC2020. Have your proxy card in hand when you access the virtual meeting web page. However, for those who will not be voting virtually at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on May 17, 2020.

Beneficial Owners

Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. If you hold your shares through a New York Stock Exchange (“NYSE”) member brokerage firm, that member brokerage firm has the discretion to vote shares it holds on your behalf with respect to Proposal 3 (the ratification of PwC as our independent registered accounting firm for our 2020 fiscal year), but not with respect to Proposal 1 (the election of directors) or Proposal 2 (the “say-on-pay” proposal) as more fully described under “What is a broker ‘non-vote’?” below.

Can I change my vote?

Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time on May 17, 2020;
•	timely sending a letter to us stating that your proxy is revoked;
•	signing a new proxy and timely sending it to us; or
•	attending the virtual Annual Meeting and voting online, as indicated above under “How do I vote?”.

Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting. They may be present virtually at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed to approve the proposals?

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for each of the proposals described in this proxy statement: Proposal 1 (the election of directors), Proposal 2 (the “say-on-pay” proposal), and Proposal 3 (the ratification of PwC as independent registered accounting firm for our 2020 fiscal year).

For Proposals 1, 2 and 3, a “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of shares voted “AGAINST.”

What is an abstention?

An abstention is a properly signed proxy card that is marked “ABSTAIN.” In the case of Proposals 1, 2 and 3, abstentions do not constitute votes “FOR” or votes “AGAINST” and, therefore, will have no effect on the outcome of any of those proposals.

What is a broker “non-vote?”

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received timely instructions from the beneficial owner. Under current applicable rules, Proposal 3 (the ratification of PwC as independent registered accounting firm for our 2020 fiscal year) is a “discretionary” item upon which NYSE member brokerage firms that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

However, NYSE member brokerage firms that hold shares as a nominee may not vote on behalf of the beneficial owners on Proposal 1 (the election of directors) or Proposal 2 (the “say-on-pay” proposal) unless you provide voting instructions. Therefore, if a NYSE member brokerage firm holds your Common Stock as a nominee, please instruct your broker how to vote your Common Stock on each of these proposals. This will ensure that your shares are counted with respect to each of these proposals. Broker “non-votes” do not constitute votes “FOR” or votes “AGAINST” and therefore will have no effect on the outcome of any of the proposals.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of December 10, 2019, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we do not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates for no additional compensation. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of Common Stock held of record by such persons.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the Annual Meeting, please contact: GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary; Telephone: (412) 288-4600.

ELECTION OF DIRECTORS
(PROPOSAL 1)

The Board proposes that each of the eleven (11) director nominees described below (the “Nominees”), who currently are members of our Board, be re-elected for a one-year term expiring at our 2021 Annual Meeting and to serve until the due election and qualification of his or her successor, or until his or her earlier resignation or removal.

In connection with Harbin’s contractual rights to nominate up to five (5) directors to the Board, on January 22, 2020, upon designation by Harbin and based on the recommendation of the Board’s Nominating and Governance Committee, the Board appointed Rachel Lau and Alan Wan to the Board effective January 22, 2020. Ms. Lau and Mr. Wan are included, along with Hsing Chow, Yong Kai Wong and Michele S. Meyer, in the nominees for re-election below.

All of the Nominees have indicated their willingness to serve if elected. If, at the time of the meeting, any Nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other nominee as the Board (or Harbin pursuant to its existing designation rights) may designate, or the Board may elect to decrease the size of the Board.

Set forth below is information concerning each Nominee, and the key experience, qualifications and skills he or she brings to the Board.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION
OF THE NOMINEES AS DIRECTORS.

The Nominees

Kenneth A. Martindale, 60, became our Chief Executive Officer and a director on September 11, 2017. He was subsequently elected as Chairman of the Board in August, 2018. Mr. Martindale was previously CEO of Rite Aid Stores, a position held since August 3, 2015, and President of Rite Aid Corporation, a position held since June 2013. He previously served as Rite Aid’s Chief Operating Officer since June 2010. From December 2008 until June 2010, he served as Rite Aid’s Senior Executive Vice President and Chief Merchandising, Marketing and Logistics Officer. He served as co-President and Chief Merchandising and Marketing Officer for Pathmark Stores, Inc. from January 2006 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. Mr. Martindale serves as a director of Fairway Group Holdings Corporation. Mr. Martindale’s years of executive leadership experience in retail operations led to the conclusion that he should serve as a director on the Board.

Robert F. Moran, 69, became one of our directors in June 2013 and served as our Interim Chief Executive Officer from July 2016 through September 10, 2017. He served as Non-Executive Chairman of the Board from September 2017 through August 2018, after which time he was elected as Lead Independent Director. Mr. Moran most recently served as Chairman and Chief Executive Officer of PetSmart, Inc., a leading specialty provider of pet products, services and solutions (“PetSmart”), from February 2009 to June 2013. Prior to being appointed Chairman, Mr. Moran was PetSmart’s President and Chief Executive Officer from June 2009 to January 2012 and its President and Chief Operating Officer from December 2001 to June 2009. Before joining PetSmart in 1999, Mr. Moran was President of Toys “R” Us Canada. Mr. Moran served on the boards of directors of Collective Brands, Inc. from March 2005 to October 2012 and of PetSmart from September 2009 to June 2013. He currently serves on the boards of directors of Hanesbrands, Inc., for which he chairs the audit committee. Mr. Moran’s more than 40 years of executive leadership experience, both domestically and internationally, and extensive retail experience and expertise led to the conclusion that he should serve as a director on the Board.

Hsing Chow, 53, became one of our directors in January 2019, pursuant to the terms of the Stockholders Agreement with Harbin. Since 2015, Mr. Chow has served as Group Vice President of Harbin. Prior to his service at Harbin, Mr. Chow served as Regional General Manager at Flextronics Global OPS, a leading electronics manufacturing services provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. Mr. Chow holds both a Bachelor of Science and Master of Science degree from New Jersey Institute of Technology. Mr. Chow's designation by Harbin pursuant to the terms of our Stockholders Agreement, along with his business and international experience, led to the conclusion that he should serve as a director on the Board.

Alan D. Feldman, 68, became one of our directors in June 2013. Mr. Feldman most recently served as Chairman, President and Chief Executive Officer of Midas, Inc., a provider of retail automotive services, from May 2006 until its merger with TBC Corporation in May 2012 and as its President and Chief Executive Officer from January 2003 until May 2006. From 1994 through 2002, Mr. Feldman held senior management posts at McDonald’s Corporation and, prior to that, with the Pizza Hut and Frito-Lay units of PepsiCo, Inc. Mr. Feldman also currently serves on the board of directors of Foot Locker, Inc., for which he chairs the compensation and management resources committee and serves as a member of the executive committee and the finance and strategic planning committee, and of John Bean Technologies Corporation, for which he chairs the audit committee and serves as an immediate past member of the nominating and governance committee. Mr. Feldman also serves as Chair of the University of Illinois Foundation. Mr. Feldman’s recognized leadership skills and years of broad-based experience in independent, franchised retail operations, brand management and customer relations led to the conclusion that he should serve as a director on the Board.

Michael F. Hines, 64, became one of our directors in November 2009. He served as Chairman of our Board from August 2014 to September 2017, and prior to that, served as our Lead Independent Director from July 2012 to August 2014. Mr. Hines was the Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer (“DKS”), from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., most recently as Vice President, Finance. Earlier, he spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche, LLP in Boston. Mr. Hines serves on the board of directors of The TJX Companies, Inc., a retailer of apparel and home fashions (“TJX”), and is the chair of its audit committee and a member of its finance committee. He also serves on the board of directors of Dunkin Brands Group, Inc., the parent company of Dunkin’ Donuts and Baskin-Robbins, for which he chairs the audit committee and is a member of the nominating and corporate governance committee. Mr. Hines’s experience as a financial executive and certified public accountant, coupled with his extensive knowledge of financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large retailers, led to the conclusion that he should serve as a director on the Board.

Amy B. Lane, 67, became one of our directors in June 2011. Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., an investment bank, from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., an investment bank, where she founded and led the retail industry investment banking unit. Ms. Lane serves on the board of directors of TJX, and is the chair of its finance committee and a member of its audit and executive committees. Additionally, she serves on the board of directors of Nextera Energy, Inc., an electric utility holding company, as the chair of its finance committee and a member of the compensation committee, and on the board of directors of Urban Edge Properties, a REIT spun off from Vornado Realty Trust. Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in the retail industry as well as management, leadership and strategy, which led to the conclusion that she should serve as a director on the Board.

Rachel Lau, 33 became one of our directors in January 2020, pursuant to the terms of the Stockholders Agreement with Harbin. Ms. Lau has served as Co-Founder and Managing Partner of RHL Ventures, a leading South East Asia Venture Capital firm since 2017. Prior to her service at RHL Ventures, Ms. Lau served as Vice President/Assistant Portfolio Manager at Heitman Investment Management, an affiliated investment manager of Old Mutual with US $38 billion in assets under management from 2012 until 2017. From 2009 until 2011, Ms. Lau was an investment analyst in various business units within ING Investment Management. Ms. Lau holds an Executive Education degree from The London School of Economic and Political Science, a Master of Law from the University of Sydney, and a Bachelor of Commerce degree from the Australian National University. Ms. Lau has also received recognition for her community involvement with a number of non-profit organizations promoting collaborative solutions to increasing access to capital, job creation, and education in emerging markets. Ms. Lau’s designation by Harbin pursuant to the terms of the Stockholders Agreement, along with her diverse leadership roles and her enthusiastic support of young entrepreneurs, led to the conclusion that she should serve as a director on the Board.

Philip E. Mallott, 62, became one of our directors in July 2012. Mr. Mallott retired as Vice President, Finance and Chief Financial Officer of Intimate Brands, an intimate apparel and personal care retailer and former subsidiary of Limited Brands, Inc. Mr. Mallott formerly served as a director of Big Lots, Inc., including non-executive chair for four years until May 2017, and as chair of the audit committee for fifteen years. In addition to his Board service at Big Lots, Mr. Mallott also serves on multiple board committees for Defiance College and United Church Homes, Inc. Mr. Mallott previously served as a director of Tween Brands, Inc. from 2000 to 2009. Mr. Mallott’s experience as a certified public accountant, his service on the boards of other public companies and charitable organizations, and his experience in leadership roles with other retailers led to the conclusion that he should serve as a director on the Board.

Michele S. Meyer, 55, became one of our directors in April 2019, pursuant to the terms of the Stockholders Agreement with Harbin. Ms. Meyer currently serves as President and Senior Vice President of the snacks operating unit, a $2 billion enterprise within General Mills, a Minneapolis, Minnesota based Fortune 500 global foods company. Ms. Meyer joined General Mills in 1988, and has held key leadership roles during her 30 years of service, including as President and Senior Vice President, and as Business Unit Director, Vice President, of other units within General Mills. In her current role, Ms. Meyer has driven sales growth, and has grown market share within her unit in key categories. Ms. Meyer possesses significant international experience, is well versed in corporate restructuring, and has acquisition integration experience as a result of her service within General Mills, which combined with her business acumen and leadership skills, and her designation by Harbin pursuant to the terms of the Stockholders Agreement, has led to the conclusion that she should serve as a director on the Board.

Alan Wan, 38, became one of our directors in January 2020, pursuant to the terms of the Stockholders Agreement with Harbin. Since 2014, Mr. Wan has served as Founder and Chairman of the PINS Capital Group, which is comprised of private equity, trustee, family office, and credit lending services. Mr. Wan is also Founder and Chairman of the SPROUT Foundation, which focuses on assisting underprivileged children in Asia. From 2008 until 2013, Mr. Wan served as Vice President, Private Equity Team of SBI E2-Capital Financial Services Ltd. Mr. Wan holds a Bachelor of Science and Masters of Science degree in Electrical and Computer Engineering from Carnegie Mellon University. As a skilled entrepreneur, Mr. Wan has led various venture capital investments in the United States, United Kingdom, Hong Kong, China and Myanmar regions. Mr. Wan’s designation by Harbin pursuant to the terms of the Stockholders Agreement, coupled with his innovative investment acumen, led to the conclusion that he should serve as a director on the Board.

Yong Kai Wong, 43, became one of our directors in January 2019, pursuant to the terms of the Stockholders Agreement with Harbin. Mr. Wong has served as Managing Director of CITIC Capital Holdings Limited, an affiliate of Harbin, since 2012. Mr. Wong holds a CSREP degree from Harvard University, a Masters of Business Administration from University of Chicago Booth School of Business and a Master of Laws (LLM) from the University of Cambridge. Mr. Wong’s designation by Harbin pursuant to the terms of our Stockholders Agreement, along with his business and international experience, led to the conclusion that he should serve as a director on the Board.

The affirmative vote of the holders of a majority of the votes cast by our stockholders virtually or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 1. Any Director who receives less than a majority of affirmative votes cast by our stockholders for re-election must offer to resign from the Board if he or she is not re-elected at the Annual Meeting.

OTHER BOARD INFORMATION

Board Composition

The Board is currently composed of Kenneth A. Martindale, Hsing Chow, Alan D. Feldman, Michael F. Hines, Amy B. Lane, Rachel Lau, Philip E. Mallott, Michele S. Meyer, Robert F. Moran, Alan Wang and Yong Kai Wong. The Board has adopted Corporate Governance Guidelines, which are available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request. The Corporate Governance Guidelines provide that in the event the Chairperson of the Board is not an independent director, the Lead Independent Director of the Board is to serve as the chairperson of any meetings of the Board in executive session. Mr. Moran, an independent director, currently serves as Lead Independent Director of the Board.

Board Meetings in 2019

The Board held nine (9) meetings during our fiscal year ended December 31, 2019.

Director Attendance

During our fiscal year ended December 31, 2019, each of our incumbent directors attended at least 75% of all meetings of the Board and committees of which he or she was then a member. We encourage, but do not require, our directors to attend our annual meetings of stockholders. All of our current directors who were serving on the Board at the time of our 2019 Annual Meeting attended the meeting.

Director Independence

Our Common Stock is listed for trading on the NYSE under the symbol “GNC”. The Board, upon the findings of the Nominating Committee, has determined as part of its annual review, that each of Ms. Lane, Ms. Meyer, Ms. Lau and Messrs. Moran, Feldman, Hines and, Mallott is “independent” within the meaning of Rule 303A.02 of the NYSE Listed Company Manual, and no family relationships exist among such Nominees and any of our executive officers. During this review, the Board considered transactions and relationships between each nominee for director with the Company (either directly or as a partner, stockholder or officer of any organization that has a relationship with the Company), including any potential related party transactions, as discussed below under “Certain Relationships and Related Transactions,” to determine whether any such relationships or transactions were inconsistent with a determination that the nominee for director is independent in accordance with independence requirements under our Corporate Governance Guidelines and as implemented by the NYSE.

Leadership Structure

The Board has adopted guidelines that provide the Board with the discretion and flexibility to decide if the roles of the Chief Executive Officer and Chairperson of the Board are to be separate or combined. Currently, the roles are combined, with Mr. Martindale serving as both Chief Executive Officer and Executive Chairman of the Board. After due consideration and discussion, the Board has confirmed that this currently remains the appropriate leadership structure for GNC, due to the fact that Mr. Martindale possesses detailed insight of the issues, opportunities and challenges facing the Company and its business and thus is best positioned to develop Board agendas that most efficiently focus the Board’s time and attention on the most critical matters. His combined role enables decisive leadership, ensures clear accountability and enhances the Company’s ability to develop a long-term strategy that best serves the interest of its stakeholders. Each director, other than Messrs. Martindale, Chow, Wan and Wong, is independent, and the Board believes that the independent directors provide effective oversight of management. To further strengthen our governance structure, the Company also maintains a presiding non-employee director, or Lead Independent Director position, currently held by Mr. Moran.

The Lead Independent Director is selected for a one-year term. As the Lead Independent Director, Mr. Moran provides leadership and direction to the Company’s independent directors and presides over executive sessions of the Board. In addition, Mr. Moran also has the following responsibilities as Lead Independent Director: advising the Chairman as to an appropriate schedule of Board meetings and determining the need for special meetings of the Board; consulting with the Chairman on agendas for such meetings; calling executive sessions or meetings of independent directors when necessary and appropriate; facilitating communications between other members of the

Board and the Chairman and/or the Chief Executive Officer on matters relating to corporate governance and Board performance; and in conjunction with the Nominating and Corporate Governance Committee’s assessment of Board members, Mr. Moran would meet with any director who is not adequately performing his or her duties as a member of the Board or any committee thereof.

Our Board’s Role in Risk Oversight

The Board and its committees play an active role in overseeing the identification, assessment and mitigation of risks that are material to the Company. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While certain categories of risk are allocated to a particular Board committee for oversight based on the committee’s respective areas of expertise, the entire Board is regularly informed about such risks through committee reports.

The Board regularly reviews information regarding our primary categories of risk assessment- strategic, executional, competitive, economic, operational, financial (accounting, credit, liquidity, tax), legal, compliance, regulatory, compensatory and reputational, as well as the risks associated with each.

•	The Audit Committee of the Board (the “Audit Committee”) is responsible for oversight of cybersecurity and financial matters, including compliance matters, tax strategies, information security measures and the internal audit function.
•	The Compensation and Organizational Development Committee of the Board (the “Compensation Committee”) evaluates risk as it relates to the structure of the Company’s compensation practices and philosophy, as discussed further beginning on page 10, and is responsible for overseeing the management of risks relating to our executive compensation policies, philosophies, practices and arrangements. The Finance Committee oversees risks related to financial planning and strategies, including capital structure, investments, liquidity and cash management, insurance programs, hedging policies, and our stock ownership profile.
•	The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) is responsible for managing risks relating to our director compensation policies and arrangements, the independence of the Board, director candidates, board and committee composition, and other corporate governance matters.

Company management is charged with adequately identifying material risks that the Company faces in a timely manner; implementing strategies that are responsive to the Company’s risk profile and specific material risk exposures; evaluating risk and risk management with respect to business decision-making throughout the Company; and efficiently and promptly transmitting relevant risk-related information to the Board or appropriate committee, so as to enable them to conduct appropriate risk management oversight. For example:

•	The Audit Committee receives quarterly reports from the Internal Audit department on key risk indicators and the compliance function on legal and regulatory compliance;
•	The Legal Department provides a litigation report to the Board at least annually; and
•	The person serving as our Chief Information Officer, currently our Vice President, Global Technology Officer, with participation from our Chief Information Security Officer, currently our Senior Director, IT Security, reports quarterly to the Audit Committee on information security and compliance, including program maturity, data access control, security tests and training, key investments and security incident response.

Board Committees

Each of the below Committees is a standing committee of the Board. The Board has adopted written charters for each of these committees, each of which is available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request. Further, each member of the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee has been determined by the Board to be independent under the NYSE’s current listed company standards.

	Audit Committee	Compensation and Organizational Development Committee	Nominating and Corporate Governance Committee	Finance Committee
Hsing Chow
Alan D. Feldman*	X		Chair	X
Michael F. Hines*	Chair			X
Amy B. Lane		X		Chair
Rachel Lau
Philip E. Mallott*	X	Chair
Kenneth A. Martindale
Michele S. Meyer		X	X
Robert F. Moran			X	X
Alan Wan
Yong Kai Wong
Number of Meetings	Ten (10)	Seven (7)	Four (4)	Five (5)

X = Member
Chair = Chairperson
* = Financial Expert

Audit Committee

The Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists entirely of directors who meet the independence requirements of the listing standards of the NYSE and Rule 10A-3 under the Exchange Act. Further, the Board has determined that each of Messrs. Hines, Feldman and Mallott qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and has the attributes set forth in such section, and they each have accounting and financial management expertise within the meaning of the listing standards of the NYSE.

The principal duties and responsibilities of the Audit Committee are to:

•	approve, review, and monitor our financial reporting process and internal control system;
•	appoint and annually review performance of our independent registered public accounting firm, determine its compensation, its continued appointment and other terms of engagement and oversee its work;
•	oversee our audit and financial statements and related disclosures;
•	oversee the performance of our internal audit function; and
•	oversee our compliance with legal, ethical and regulatory matters.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation and Organizational Development Committee

The Board has determined that each of Ms. Lane, Ms. Meyer and Mr. Mallott qualify as independent under the current NYSE Corporate Governance Standards.

The principal duties and responsibilities of the Compensation Committee are to:

•	oversee the development and implementation of our executive compensation policies and objectives;
•	determine the structure of our executive compensation packages generally;
•	determine the annual compensation paid to each of our senior executives;
•	evaluate the performance of our Chief Executive Officer and other senior executives;
•	determine stock ownership guidelines for the Company’s directors and executives and monitor compliance with those guidelines;

•	review potential risk to the Company from its compensation policies and program, including incentive compensation plans;
•	review and recommend to the Board for approval the frequency with which the Company will conduct stockholder advisory votes on executive compensation, taking into account the results of the most recent stockholder advisory vote;
•	work with the Company’s Chief Executive Officer to develop succession plans for the Company and development initiatives for our senior executives; and
•	review and evaluate the implementation and effectiveness of such succession plans and development initiatives.

Compensation Committee Interlocks and Insider Participation. For our fiscal year ended December 31, 2019, (i) no member of the Compensation Committee (a) served as one of our officers or employees during or preceding their tenure on the Compensation Committee or (b) had any relationship requiring disclosure under Item 404 of Regulation S-K, and (ii) none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board or the Compensation Committee. During our fiscal year ended December 31, 2019, our Compensation Committee included Ms. Lane, Mr. Mallott, and Ms. Meyer.

Finance Committee

The principal duties and responsibilities of the Finance Committee, the members of which include Ms. Lane (chair) and Messrs. Feldman and Hines, are to:

•	review and make recommendations to the Board with respect to the Company’s financial condition and long-range financial plans and strategies, including as they relate to the management of financial risk;
•	review and make recommendations to the Board with respect to the Company’s capital structure and the principal terms and conditions of significant proposed borrowings and issuances of debt or equity securities by the Company and its subsidiaries;
•	review and make recommendations to the Board with regard to the Company’s proposed dividend policies and the repurchase or redemption of Company securities;
•	review and oversee the Company’s investment and cash management policies;
•	review and oversee the Company’s foreign currency exchange and other hedging policies;
•	review and make recommendations to the Board with respect to capital investment criteria, capital expenditures and annual lease commitments for the Company;
•	review and make recommendations to the Board with respect to the Company’s insurance and self-insurance programs (including directors’ and officers’ liability policies);
•	review and make recommendations to the Board with respect to the Company’s defense profile, strategies and plans for significant mergers, acquisitions, divestitures, joint ventures and other investments and strategic plans; and
•	review the Company’s stock ownership profile and the performance of the Company’s Common Stock.

Nominating and Corporate Governance Committee

The Board has determined that each of Ms. Meyer and Messrs. Feldman and Moran qualify as independent under the current NYSE Corporate Governance Standards.

The principal duties and responsibilities of the Nominating Committee are as follows:

•	to establish criteria for board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;
•	to oversee the evaluation of the Board and its committees;
•	to make recommendations to the Board regarding board governance matters and practices; and

•	to determine the structure and oversee the development and implementation of the Company’s compensation policies, objectives and administrative practices and all other matters relating to the compensation of the Company’s non-employee directors.

Director Qualifications; Nominating Committee Process. The Nominating Committee’s policy is to identify potential director nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. Stockholders may nominate director candidates for consideration by the Nominating Committee as set forth below.

In accordance with the Company’s amended and restated by-laws, to be timely for consideration by the Nominating Committee, notice of a proposed nomination must be delivered to or mailed and received at the Company’s principal executive offices not earlier than the opening of business on the 120th day nor later than the close of business on the 90th day prior to the one year anniversary of the date of the preceding year’s annual meeting of its stockholders; provided, however, that if the date of the annual meeting is more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, the nomination must be received no earlier than the opening of business on the 120th day prior to the date of such annual meeting nor later than the later of the close of business on the (i) 90th day prior to the date of such annual meeting or (ii) 10th day following the day on which public announcement of such meeting date is first made.

In addition to information regarding the nominating stockholder as set forth in the Company’s amended and restated by-laws, in accordance with the Company’s corporate governance guidelines, such stockholder’s notice must set forth as to each individual whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of such individual;
•	the class, series and number of any shares of Company stock that are beneficially owned by such individual;
•	the date such shares were acquired and the investment intent of such acquisition;
•	whether such stockholder believes any such individual is, or is not, “independent” as set forth in the requirements established by the NYSE or any other exchange or automated quotation service on which the Company’s securities are listed, and information regarding such individual that is sufficient, in the discretion of the Board or any committee thereof or any authorized officer of the Company, to make either such determination; and
•	all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

Any such submission must be accompanied by the written consent of the individual whom the stockholder proposes to nominate to being named in the proxy statement as a nominee and to serving as a director if elected.

The Nominating Committee may, but is not required to, consider nominations not properly submitted in accordance with the Company’s Corporate Governance Guidelines, and the Nominating Committee may request further information and documentation from any proposed nominee or from any stockholder proposing a nominee. All nominees properly submitted to the Company (or which the Nominating Committee otherwise elects to consider) will be evaluated and considered by members of the Nominating Committee using the same criteria as nominees identified by the Nominating Committee itself.

On January 22, 2020, Harbin exercised its right to designate two additional directors, Ms. Lau and Mr. Wan (each an “Investor Designee”) to the Board in accordance with the terms of the Company’s current Stockholders Agreement entered into with Harbin, and pursuant to the terms of the current Sixth Amended and Restated Bylaws of the Company. As disclosed in the Company’s 2019 Proxy Statement, Harbin had previously designated its initial Investor Designees Messrs. Chow and Wong, and its third Investor Designee, Ms. Meyer, in accordance with the terms of the Stockholders Agreement and Company Bylaws.

In evaluating the suitability of individual candidates (both new candidates and current Board members), in recommending candidates for election, and in approving (and, in the case of vacancies, appointing) such candidates, the Nominating Committee considers, in addition to such other factors as it shall deem relevant, the desirability of selecting directors who:

•	are of high character and possess fundamental qualities of intelligence, honesty, good judgment, integrity, fairness and responsibility;
•	have the ability to make independent analytical inquiries and possess a general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company;
•	are accomplished in their respective fields, with superior credentials and recognition;
•	understand our business on a technical level and have relevant expertise and experience upon which to be able to offer advice and guidance to management;
•	have sufficient time available to devote to the affairs of our Company;
•	are able to work with the other members of the Board and contribute to our success;
•	can represent the long-term interests of our stockholders as a whole; and
•	are selected such that the Board represents a range of backgrounds and experience.

In addition to the considerations set forth above, the Nominating Committee considers a candidate’s background and accomplishments and candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our annual meeting of stockholders. Although the Nominating Committee has not adopted a formal policy with respect to diversity, it does look for diversity of background (including, but not limited to, race, origin, age and gender) and experience in different substantive areas such as retail operations, marketing, technology, distribution and finance, as relevant factors in evaluating candidates.

2019 Director Compensation

The following table presents information regarding the compensation of our non-employee directors with respect to our fiscal year ended December 31, 2019 and should be read in conjunction with “Narrative to the Director Compensation Table” below.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)		All Other Compensation ($)		Total ($)
Hsing Chow	95,333(4)	145,530		—		240,863
Alan Feldman	114,375(5)	110,000		—		224,375
Michael Hines	126,149(6)	110,000		—		236,149
Amy Lane	127,258(7)	110,000		—		237,258
Philip Mallott	117,500(8)	110,000		—		227,500
Michele Meyer	93,022(9)	122,649		—		215,671
Robert Moran	151,149(10)	110,000		3,338	(11)	261,149
Yong Kai Wong	95,333(12)	145,530	(13)	—		240,863
(1)	Mr. Martindale, as an employee of the Company, does not receive any additional compensation for his service on the Board. No information has been provided for Ms. Lau or Mr. Wan, as they did not join the Board of Directors until January of 2020.
(2)	Amounts reflect fees paid in calendar 2019.
(3)	The values set forth in this column represent the aggregate grant date fair value of the 2019 annual restricted stock awards granted to each of the directors computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (excluding the effect of forfeitures). A discussion of the relevant assumptions underlying the valuation of this award may be found in Note 16, “Stock-Based Compensation,” to our audited consolidated financial statements included in the Annual Report. The grant date fair value of such awards was computed based on the closing price of the Company’s common stock on May 20, 2019, which was $1.63 per share. The grant values for awards granted to each of Ms. Meyer and Messrs. Chow and Wong were adjusted to include a prorated 2018 grant value based on their respective dates of appointment to the Board. Mr. Wong subsequently waived his rights to the restricted stock grant.

The table below sets forth the number of stock awards and the exercisable and unexercisable stock options received for services as a director and held by the listed directors as of December 31, 2019. Ms. Lane and Mr. Hines elected to defer their 2019 annual restricted stock award of 67,485 shares, and as such will not be issued shares from the award until separation from service.

Name	Stock Awards Outstanding	Options Exercisable	Options Unexercisable
Hsing Chow	89,282	—	—
Alan Feldman	67,485	—	—
Michael Hines	—	—	—
Amy Lane	—	—	—
Philip Mallott	67,485	—	—
Michele Meyer	75,245	—	—
Robert Moran	67,485	—	—
Yong Kai Wong	89,282	—	—
(4)	Reflects annual retainer paid to Mr. Chow for his service as a director, which was prorated to reflect his joining the Board in January 2019.
(5)	Reflects aggregate annual retainers paid to Mr. Feldman, including for his service as a director, as Chairperson of the Nominating Committee and as a member of the Audit Committee, Nominating Committee and Finance Committee. Fees for his service as a member of the Audit Committee, which began in May 2019, were prorated.
(6)	Reflects aggregate annual retainers paid to Mr. Hines, including for his service as a director, as Chairperson of the Audit Committee, and as a member of the Audit Committee, Finance Committee and a temporary special committee, for which he received fees of $6,150.
(7)	Reflects aggregate annual retainers paid to Ms. Lane, including for her service as a director, as Chairperson of the Finance Committee, and as a member of the Compensation Committee, Finance Committee, and service as Chairperson and member of a temporary special committee, for which she received fees of $14,758.
(8)	Reflects aggregate annual retainers paid to Mr. Mallott, including for his service as a director, as Chairperson of the Compensation Committee, and as a member of the Audit Committee, Compensation Committee and a temporary special committee, for which he received fees of $6,150.
(9)	Reflects aggregate annual retainers earned by Ms. Meyer, including for her service as a director and as a member of the Compensation Committee and Nominating Committee. Fees for her Board and committee service, which began in April 2019, were prorated and commenced with the second quarter 2019 payments.
(10)	Reflects aggregate annual retainers earned by Mr. Moran, including for his service as a director, Lead Independent Director, and as a member of the Nominating Committee and Finance Committee. Fees for his service as a member of the Nominating and Finance Committees, which began in May 2019, were prorated.
(11)	Reflects payment of additional amount associated with grants made to Mr. Moran on August 1, 2016 in connection with his service as interim Chief Executive Officer. The final vesting of such award occurred on August 1, 2019, and the associated payment was paid in connection therewith.
(12)	Reflects annual retainer paid to Mr. Wong for his service as a director, which was prorated to reflect his joining the Board in January 2019.
(13)	Mr. Wong waived his right to the restricted stock award and will not realize any value for such award.

Narrative to the Director Compensation Table. Our current director compensation policy (the “Director Compensation Policy”), adopted in 2013, provides that each non-employee director is entitled to receive an annual cash retainer for Board service, additional cash retainers service as a Committee member and/or Chairperson and an annual equity award. The Board believes that payments of retainer fees provide an appropriate balance of incentives for active participation and ease of administration, while the grant of annual equity awards aligns the long-term financial interests of our directors and our stockholders.

For 2019, our non-employee directors received (i) an $80,000 annual cash retainer for Board service, (ii) as applicable, an incremental annual cash retainer of $17,500, $15,000, $12,500 or $12,500 for service as Chairperson of the Audit Committee, Compensation Committee, Finance Committee or Nominating Committee, respectively, (iii) as applicable, an incremental annual cash retainer of $12,500 or $10,000 for service on the Audit Committee or another standing Committee, respectively, and (iv) annual equity award, in the form of restricted stock with one year cliff vesting, valued at $110,000 at the time of grant. For information regarding Compensation Committee Interlocks and Insider Participation, see “Other Board Information” above. In addition to the compensation noted above, the Chairman of the Board is entitled to receive an annual, incremental cash retainer, which in 2019 was $110,000. Additionally, in August, 2019 the annual cash retainer for the Lead

Independent Director was established at $50,000. The annual cash retainers paid to our non-employee directors under the Director Compensation Policy are generally paid in four equal quarterly installments every March, June, September and December, and the annual equity award is typically granted in May.

We also maintain a deferred compensation plan under which our non-employee directors may elect to defer all or a portion of their compensation until the earliest of separation from the Board, death, a specified future date or a change in control of the Company. Annual equity retainers are deferred in the form of RSUs with identical vesting schedules to the shares of restricted stock. Mr. Hines and Ms. Lane elected to defer their 2019 annual restricted stock award and will not be issued shares from the award until separation from service.

Director Stock Ownership Guidelines. We believe that to align the interests of our non-employee directors with our stockholders, our directors should have a financial stake in the Company. The Board adopted a policy in December 2011 requiring each of our non-employee directors to own stock in the Company equal to a minimum of five times such director’s annual cash retainer for service on the Board (the “Director Stock Ownership Guidelines”). Any newly elected directors have five years from the date of their election to comply with the Director Stock Ownership Guidelines, and should retain at least 50% of all after-tax shares owned by or underlying equity awards granted to them (other than those granted on or prior to December 11, 2012) until the ownership thresholds are met. The Nominating Committee evaluates potential hardship exceptions for directors due to financial considerations or other appropriate reasons, including changes in value resulting from volatility in our share price. For the purposes of the Director Stock Ownership Guidelines, stock includes (i) directly held shares of our Common Stock, (ii) shares of unvested restricted stock and unvested RSUs (other than unvested shares of performance-vested restricted stock or unvested performance-vested restricted stock units) and (iii) vested shares of Common Stock allocated to the account of a non-employee director who was formerly an employee of the Company under any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Code of Ethics

We have adopted a Code of Ethics applicable to our Chief Executive Officer and senior financial officers and a Code of Business Conduct and Ethics that is applicable to all employees. Each document is available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com, and will be provided to any stockholder free of charge upon request. Any amendments to or waivers from our Code of Ethics with respect to our Chief Executive Officer and senior financial officers will also be disclosed on our website. Employees generally receive annual training with respect to the Code of Business Conduct and Ethics, and are required to acknowledge that they understand their responsibilities and will comply with all aspects of the Code of Business Conduct and Ethics.

Certain Relationships and Related Transactions

We recognize that transactions between the Company and related persons present a potential for actual or perceived conflicts of interest. Our general policies with respect to such transactions are included in our Code of Business Conduct and Ethics. All employees are required to follow the Code of Business Conduct and Ethics, and the Audit Committee, along with Corporate Compliance staff led by our Chief Legal Officer, oversee our Code of Business Conduct and Ethics, which provides that any actual or potential conflict of interest is to be disclosed.

Although we do not have formal written procedures for the review, approval or ratification of transactions with related persons, the Board reviews potential transactions with the parties we identify as related parties prior to the consummation of the transaction, and we adhere to the general policy that such transactions should only be entered into if they are approved by the Board, in accordance with applicable law, and on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties. In 2019, we did not participate in any transactions involving an amount in excess of $120,000 in which any related person (as defined in Instruction 1 to Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest.

Communications from Stockholders and Other Interested Parties

The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties wishing to communicate with the Board, our non-management directors or any particular director may send such communications to the following address: GNC Holdings, Inc., 300 Sixth Avenue,

Pittsburgh, Pennsylvania, 15222, Attention: Secretary. Such communications should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

Board Tenure and Evaluations

As noted in the Company’s Corporate Governance Guidelines, it is the general policy of the Company that no director may stand for election to the Board after his or her 72nd birthday and that no director may serve on the Board for more than fifteen years. However, it is not the intent of the Company to prevent a director that is reaching retirement age or period of service limitations from continuing to serve the Company in a different capacity, such as Director Emeritus or as a consultant.

Both the full Board, as well as each Board Committee discussed within this proxy statement, completes an annual self-assessment, which is a structured, confidential questionnaire prepared by the legal department. The results of the questionnaires are reviewed and discussed, as applicable, within executive session, and further used to develop action plans in response to comments provided in said questionnaires.

Policy on Hedging and Pledging of Company Stock

The Company currently has a policy in place that is applicable to all employees and non-employee directors, which prohibits such persons from (i) within six months after purchasing any Company securities, selling any Company securities of the same class, (ii) selling the Company’s securities short, (iii) buying or selling puts or calls or other derivative securities on the Company’s securities, (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan or (v) entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

EXECUTIVE OFFICERS

Set forth below is information concerning our current executive officers.

Name	Age	Position
Kenneth A. Martindale	60	Chief Executive Officer
Tricia K. Tolivar	51	Executive Vice President, Chief Financial Officer
Joshua Burris	43	Chief US Officer
Susan M. Canning	50	Senior Vice President, General Counsel and Corporate Secretary
Cameron Lawrence	40	Senior Vice President, Chief Accounting Officer
Ryan Ostrom	44	Chief Brand Officer
Steven Piano	54	Senior Vice President, Chief Human Resources Officer
Carl Seletz	57	Chief Global Officer

The biography for Mr. Martindale is set forth above under “Election of Directors (Proposal 1).”

Tricia K. Tolivar became our Executive Vice President and Chief Financial Officer in March 2015. She served as our Interim Chief Marketing Officer in June 2017 through April 2018. In October 2018, Ms. Tolivar assumed responsibility and oversight of the Company’s real estate function. Previously, Ms. Tolivar served in leadership positions with Ernst & Young, LLP from October 2007 to February 2015, including most recently as Americas Director of Finance, Advisory, with responsibility for the leadership of finance, accounting and operations of a $3 billion client service organization in North and South America. Ms. Tolivar previously served as Chief Financial Officer of the Greater Memphis Arts Council from January 2006 to December 2008 and in a series of executive leadership positions with AutoZone, Inc. from 1996 to 2005. She is a graduate of Emory University.

Joshua Burris became our Chief US Officer in December 2019. Prior to joining the Company, Mr. Burris held various positions at AM Retail Group, Inc. from 2012 to August 2019, including serving as President – Wilsons Leather and GH Bass (from January 2018 to August 2019), Chief Operating Officer (from 2016 to August 2019) and Senior Vice President – Store and Operations (from 2013 to 2016). Prior to his time with AM Retail Group, Inc., Mr. Burris spent 16 years with Abercrombie & Fitch Co.

Susan M. Canning became our Senior Vice President, General Counsel and Corporate Secretary in August 2019. Ms. Canning joined the Company in September 2018 as Vice President, Deputy General Counsel and Corporate Secretary. Ms. Canning previously served as Senior Corporate Counsel and Assistant Secretary of Kellogg Company from 2017 to 2018, General Counsel – Europe of Kellogg Company from 2014 to 2017 and other legal roles since 2008. Ms. Canning previously served in a variety of legal positions for J.P. Morgan Chase & Co. from 1991 to 2008. She is a graduate of John Carroll University and the University of Detroit School of Law.

Cameron W. Lawrence became our Senior Vice President Finance, Chief Accounting Officer in April 2019. Prior to his appointment, Mr. Lawrence served as the Chief Operating & Financial Officer at Ondine Biomedical Inc., and prior to that time had spent more than five years with PNI Digital Media, a subsidiary of Staples, Inc. as the Business Unit Chief Executive Officer and General Manager. Mr. Lawrence has also held various roles in Finance and Accounting at PricewaterhouseCoopers and OncoGenex Pharmaceuticals.

Ryan Ostrom became our Chief Brand Officer in July 2019. Prior to his appointment, Mr. Ostrom served as the Global Chief Digital Officer, KFC at Yum! Brands Inc. from June 2015 through June 2019 and previously to that had spent more than five years with Sears Holding Company, most recently as Chief Marketing Officer. Mr. Ostrom holds a Master of Business Administration from the Booth School of Business of the University of Chicago.

Steven Piano became our Senior Vice President and Chief Human Resources Officer in January 2018. Mr. Piano previously served in leadership positions with MoneyGram International, Inc. from 2009 to 2017, most recently as Executive Vice President, Human Resources, Real Estate and Communications with responsibility for MoneyGram International’s global human resources and facilities management. Mr. Piano previously served in a variety of human resources leadership positions for National Grid USA, First Data Corporation and Lehman Brothers, Inc. Mr. Piano is a graduate of Hofstra University.

Carl Seletz became our Chief Global Officer in February 2020. From January 2013 until his appointment as Chief Global Officer, Mr. Seletz served as Senior Vice President, International at the Company. Mr. Seletz brings more than 30 years of international retail experience in both brand management and operational roles in the U.S. and abroad.

In addition to our current executive officers, below is biographical information for Guru Ramanathan, age 57, who served as an executive officer until his departure in October 2019, and is included as a Named Executive Officer (defined below) in this proxy statement for 2019.

Guru Ramanathan, Ph.D. joined our Company in 1998 and served as our Senior Vice President and Chief Innovation Officer from December 2009 to October 2019, having previously served as Senior Vice President of Product and Package Innovation since February 2008 and Senior Vice President of Scientific Affairs since April 2007. He served as Vice President of Scientific Affairs from December 2003 to April 2007. Prior to joining the Company, Dr. Ramanathan worked as Medical Director and Secretary for the Efamol subsidiary of Scotia Pharmaceuticals in Boston and, in his capacity as a pediatric dentist and dental surgeon, held various industry consulting and management roles, as well as clinical, research and teaching appointments in Madras, India, and Tufts University and New England Medical Center in Boston, Massachusetts. Dr. Ramanathan earned his Ph.D. in Innovation Management from Tufts University and his MBA from Duke University’s Fuqua School of Business.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the 2019 compensation of our Named Executive Officers (defined below) as described in the Compensation Discussion and Analysis section of this proxy statement, the compensation tables that follow and narrative discussions set forth in these proxy materials. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. Our Board recommended, and the stockholders approved at our 2017 annual meeting of stockholders, that such advisory vote would be conducted on an annual basis.

As described in the Compensation Discussion and Analysis section of this proxy statement, the primary objectives of our executive compensation program are to (i) align cash and stock-based rewards with Company performance that creates long-term stockholder value, (ii) attract and retain high performing, results oriented employees, (iii) build an ownership and long-term growth mentality and interest among our key employees and (iv) provide cost effective cash and stock-based rewards that are competitive with other organizations, reinforce our pay for performance culture, and equitable to our stockholders and employees. The foregoing objectives are applicable to the compensation of our Named Executive Officers.

We believe that our executive compensation program achieves these objectives by emphasizing long-term stock-based incentive awards and performance-based compensation, is appropriate in light of our overall compensation philosophy and objectives, and will play an essential role in our current business environment and future success.

Therefore, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers for fiscal year ended December 31, 2019, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. Currently, we expect to hold an advisory vote on the compensation paid to the Company’s Named Executive Officers each year and expect that the next such vote will occur at our 2021 Annual Meeting.

The affirmative vote of the holders of a majority of the votes cast by our stockholders virtually or represented by proxy and entitled to vote is required to approve this Proposal 2.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2019, AS DISCLOSED IN THESE PROXY MATERIALS.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, our three other most highly compensated executive officers who were serving as such on December 31, 2019, and one individual who would have been included in our three other most highly compensated executive officers but for the fact that the individuals were not serving as an executive officers as of December 31, 2019. These individuals are referred to collectively as the “Named Executive Officers.”

For 2019, the Named Executive Officers were:

Name	Title
Kenneth A. Martindale	Chairman and Chief Executive Officer
Tricia K. Tolivar	Executive Vice President, Chief Financial Officer
Ryan L. Ostrom	Chief Brand Officer
Carl A. Seletz	Chief Global Officer
Guru P. Ramanathan	Former Senior Vice President, Chief Innovation Officer
Steven Piano	Senior Vice President, Chief Human Resources Officer

The Company had a change in its Named Executive Officers from 2018 to 2019. Mr. Burt, Executive Vice, Chief Merchandising Officer and Chief Supply Chain Officer and Mr. Gorman, Executive Vice President, Operations, both resigned from employment with the Company as of March 15, 2019. Mr. Ramanathan, Senior Vice President, Chief Innovation Officer resigned from employment with the Company as of November 1, 2019 and entered into a six-month consulting agreement with the Company. The term of Mr. Ramanathan’s consulting agreement runs through April 30, 2020 during which time he will be engaged on an as-needed basis for transition and on-going matters related to product development, research & development, and scientific advisory. (Additional details of the agreement are disclosed in the Named Executive Officer Compensation tables following the Compensation Discussion and Analysis). Mr. Ostrom joined the Company as Chief Brand Officer on July 1, 2019.

Executive Summary

Our goal is to create a consistent and satisfying experience for all of our customers, whether they find us in a retail store, online, or on a mobile device, and we are investing in omni-channel capabilities to further enhance our in-store experience. Our store base is a competitive advantage over online-only competitors especially as we continue to develop our associates into “Coaches” delivering thoughtful assistance and advice.

In addition to addressing traffic trends in our retail stores, our management team is seeking other substantial opportunities to reposition the Company and drive profitable growth, including expansion of our business internationally, increased brand penetration, loyalty memberships, leveraging our strength in product innovation, and delivering a compelling omnichannel experience. As our key efforts take time to produce results, the Company’s operational results in 2019 were challenged, impacting share price, averaging less than $2.50 for the calendar year.

In February 2019, we announced the formation of a strategic partnership with International Vitamin Corporation (“IVC”). Under the joint venture agreement, GNC quality and R&D teams will continue to support product development and innovation, while IVC will manage manufacturing and integrate with GNC's supply chain. Under the terms of the agreement, GNC will receive $176 million over the next four years from IVC as their ownership of the joint venture increases to 100%. This partnership will allow GNC to further focus on innovation while IVC drives increased efficiencies in manufacturing.

In light of this transforming and challenging business environment, the Compensation Committee made the following pay determinations in 2019 for our Named Executive Officers:

•	Our Named Executive Officers received market competitive salary increases in 2019, in order to align with external benchmark peers and reflecting individual performance.
•	Partial cash incentive compensation payments were made to our Named Executive Officers for 2019 aligned with performance against established financial metrics under the 2019 plan.

•	2017 performance share units for the performance period ending in 2019 did not meet the established goals and were forfeited based on the Company’s relative Total Shareholder Return (rTSR) over a three-year performance period when compared to S&P Specialty Retail Index.
•	The second tranche of the 2018 performance share units met partial performance against established financial goals. The earned shares will not vest until after the three year term, subject to continued employment. Unearned shares from the second tranche were forfeited.
•	The first tranche of the 2019 performance share units met partial performance against established financial goals. The earned shares will not vest until after the three year term, subject to continued employment. Unearned shares from the first tranche were forfeited.
•	Certain key leaders, including the Named Executive Officers, received a two-year retention agreement in connection with the Harbin deal in order to maintain leadership stability, focus, and execution in connection with the transition, which are more fully discussed below. The agreements also provided covenants regarding confidentiality, competition, solicitation, and recruitment.

Our executive compensation program has been structured to generate and reward superior company performance by establishing compensation packages under which variable, or incentive, compensation is weighted more heavily than base salary. We have established compensation programs to motivate our executives to focus on both our short-term and long-term performance by providing a mix of short-term and long-term incentive compensation in the form of annual cash incentive compensation and long-term equity-based incentive compensation. We believe that our approach appropriately allocates compensation toward non-cash equity compensation on average, and aligns the incentives of our executives with the interests of our stockholders.

Annual Cash Incentive Compensation. For 2019, we approved an annual cash incentive compensation program for our executives based 100% on achievement of pre-established financial performance metrics including adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), Strategic Revenue (International and eCommerce), and External Comparable Sales. We believed that this criteria would incentivize our Named Executive Officers to focus on stabilizing the Company’s EBITDA; driving growth to our top line through year-over-year improvement, while creating operational efficiencies to benefit the bottom line.

Additionally in 2018, considering the challenging business environment and then-pending Harbin deal, the Company moved from an annual to quarterly goals (which aligned with the budget) in order to provide a responsive and viable plan for participants during the year. Any quarterly incentives earned based on achievement of quarterly financial goals are not paid until after the close of the fiscal year, so as to support our retention and stabilization efforts with leadership. The Company’s performance for 2019 resulted in partial payment of bonuses to the Named Executive Officers under the annual cash incentive compensation program or, in the case of Mr. Martindale, under his employment agreement.

Long-term Incentive Compensation. We maintain a long-term incentive program that principally utilizes “full-value” awards, such as restricted stock awards (“RSAs”), Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”), in combination with stock options. Our program broadly aligns with the market trend of having ample emphasis on performance-vested equity, along with a meaningful element in RSU’s, and a reduced reliance on stock options. We believe that our long-term incentive program cultivates a long-term growth mentality among our executives that serves to focus management on achieving our strategic and financial objectives, thereby more closely aligning the interests of our executives with the long-term interests of our stockholders.

In February 2019, our executives, including all Named Executive Officers, received long-term incentive grants for 2019. The long-term incentive award grants in February 2019 to these Named Executive Officers were received in the form of PSUs and Restricted Cash. The awards granted were delivered 50% in PSUs, with a performance metric aligned with the stabilization of the Company’s EBITDA, and 50% in Restricted Cash, creating a long-term retention vehicle for the leadership team without creating further share dilution.

Other Compensation Highlights

•	In 2019 plan participants across the organization received performance-based annual cash compensation payments (at a partial level), which is a change from years prior to 2018, when either no cash incentive payments were made, or were only made to select business segments based on performance against metrics.

•	In February 2020, the Compensation Committee reviewed our executive compensation program with management from a risk perspective and determined that there are no risks created by our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee considered various factors, including the balance between annual and long-term compensation and between fixed and variable compensation, the use of multiple types of long-term incentive awards, the use of multiple performance criteria (including both short-term and long-term criteria) for payment of incentive compensation, the use of performance measures that are intended to increase stockholder value if goals are achieved, and various compensation policies and practices that mitigate excessive risk (including substantial stock ownership requirements for key executives, the clawback feature of the Company’s equity awards, the Compensation Committee’s negative discretion to reduce the amount of incentive awards, and the prohibition on hedging or pledging of Company stock by executives).

Compensation Policies and Objectives

The primary objectives of our executive compensation program, and the accordant Committee responsibilities, are to:

•	Review and approve the Company’s compensation philosophy, policies and objectives;
•	Align cash and stock-based awards with corporate performance that creates stockholder value;
•	Build a long-term growth mentality among our key employees;
•	Attract and retain high performing, results oriented employees;
•	Review and determine the compensation for the Company’s executive officers, including the Named Executive Officers;
•	Review and approve annually the corporate goals and objectives applicable to the compensation of the Company’s executive officers, including the Named Executive Officers;
•	Review the potential risk to the Company from its compensation policies and program;
•	Develop succession plans and implement development initiatives for the Company’s senior management; and
•	Provide cost effective cash and stock-based rewards that are competitive with other organizations, reinforce our pay for performance culture, and are equitable to our stockholders and employees.

To facilitate the objectives, the Company provides base salary and related benefit plans, annual cash incentive compensation and long-term incentive compensation. The objectives apply to the compensation of the Named Executive Officers and to the elements of their respective executive compensation packages as follows:

Base Salary. The objective in determining base salaries for the Named Executive Officers is to set base salaries at levels that are (i) sufficient to attract and retain high performing, qualified employees and (ii) considered fair to our stockholders and employees. The Compensation Committee seeks to set base salaries at levels that are competitive with a peer group of companies and benchmarks salaries at the median of the peer group. In addition, base salaries are influenced by the complexity, scope and level of the applicable position, as well as, the background, skills, and experience of the incumbent.

Our Named Executive Officers received market competitive salary increases in 2019, in order to align with external benchmark peers and reflecting individual contributions.

Annual Cash Incentive Compensation. We use annual cash incentive compensation to incentivize the Named Executive Officers to contribute to our growth and financial performance and to provide rewards based on achievement of predetermined goals that are intended to drive increases in stockholder value. As additional cash compensation that is contingent on our financial performance, annual cash incentive compensation augments the base salary component while being tied to our financial performance.

The Company’s performance in 2019 resulted in partial payment of the annual cash incentive to the Named Executive Officers aligned with performance against established financial metrics.

Long-term Incentive Compensation. We believe that long-term and stock-based awards are important in building a long-term growth mentality among our executives and aligning the long-term financial interests of our executives with those of our stockholders. Time- and performance-vested awards provide incentives to drive company performance, and have long-term horizons because value to our executives is dependent on continued employment, the achievement of pre-established performance goals (in the case of PSUs) and, ultimately, increases in the market value of our common stock.

Our 2019 equity awards consisted of PSUs and restricted cash, which we believe focuses attention on building long-term stockholder value and creates stability in our executive leadership through a retention element. The use of restricted cash instead of an equity-based vehicle relates to our desire to incentivize employees to remain with the Company while at the same time managing the Company’s usage of shares and overall level of dilution during a period where our share price was depressed.

Benefits and Perquisites. The Named Executive Officers are entitled to participate in, and to receive benefits under, the benefit plans, arrangements and policies available to our employees or executives generally. The Company does not have a practice of providing perquisites or make payment of perquisite allowances to any of its executives, other than certain run-out relocation benefits provided to Mr. Piano related to his 2018 relocation, and certain relocation benefits provided to Mr. Ostrom related to his 2019 relocation, and certain other minimal perquisite amounts each as identified in the Summary Compensation Table.

Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee oversees the development and implementation of our executive compensation policies and objectives, determines the structure of our executive compensation packages generally, determines the actual compensation paid to each of our senior executives and evaluates the performance of our Chief Executive Officer. In addition, the Compensation Committee has the authority to (i) review our incentive compensation plans, recommend changes to such plans to the Board and exercise all the authority of the Board with respect to the administration of such plans, and (ii) retain, terminate and set the terms of our and the Compensation Committee’s relationship with any consultants and other outside advisors who assist the Compensation Committee in carrying out its duties.

Role of Management

The Compensation Committee considers the recommendations of management, principally our Chief Executive Officer when determining the structure of our executive compensation packages generally and the actual compensation paid to each of our senior executives. The Compensation Committee does not delegate any of its functions to others in setting compensation, no Named Executive Officer is a member of the Compensation Committee and our Chief Executive Officer does not provide recommendations with respect to his own compensation.

Role of Outside Advisors

The Compensation Committee has retained Korn Ferry (US) (“Korn Ferry”) as an independent consultant to provide information, advice and recommendations regarding our executive compensation policies and design. In 2019, Korn Ferry was engaged to review and provide information, advice and recommendations regarding our executive compensation program generally, as well as the individual compensation packages of each of our senior executives, including the Named Executive Officers. Korn Ferry was directed to benchmark executive salaries and other short-term and long-term compensation, including the mix of performance-based compensation. As discussed below under “—Use of Peer Group Data,” at the direction of the Compensation Committee, Korn Ferry worked with our Chief Executive Officer and our Human Resources personnel to compare our executive compensation packages to those of a group of comparable companies.

Korn Ferry provides advice and recommendations to the Compensation Committee and reports to the Compensation Committee. Prior to its original engagement in 2011, Korn Ferry, except for executive search services performed by Korn Ferry prior to its acquisition of Hay Group and as set forth below, had not previously worked with the Company in any capacity, nor has it served us in any capacity, other than as a consultant to the Compensation Committee. The Compensation Committee has reviewed and considered information provided to it by Korn Ferry, the Compensation Committee members and our executive officers, and based on its review and the factors described in the NYSE listing standards and such other factors as it deemed relevant, the Compensation Committee has concluded that Korn Ferry is independent, that the advice it receives from Korn Ferry is objective and that Korn Ferry’s work has not raised any conflict of interest. In December 2015, Korn Ferry acquired Hay Group, which became a wholly owned subsidiary of Korn Ferry. The Company has engaged Korn Ferry to provide executive search services in the past and may do so from time to time in the future.

Use of Peer Group Data

The Compensation Committee seeks to determine how our compensation programs compare to other publicly traded companies similar to us. The Compensation Committee seeks to set compensation for the Named Executive Officers at levels that are competitive with similar companies in our industry but consistent with our growth strategy and with an emphasis on variable compensation, rather than fixed compensation.

With the assistance of Korn Ferry, the Compensation Committee reviewed its peer group in September 2019 in order to appropriately reflect companies with revenue sizes, sectors and business models similar to our own, as well as those with which we compete for talent. The peer group (the “2019 Peer Group”), which was used for comparative purposes in setting the levels of the 2019 long-term equity awards and cash compensation levels for our Named Executive Officers (other than Mr. Martindale, whose 2019 compensation levels were determined in connection with his appointments and employment agreement), was comprised of the following fourteen companies:

American Eagle Outfitters, Inc.	Nu Skin Enterprises, Inc.	Village Super Market
Big 5 Sporting Goods Corporation	Pier 1 Imports, Inc.	Vitamin Shoppe, Inc.
Deckers Outdoor Corporation	Sally Beauty Holdings, Inc.	Weight Watchers International, Inc.
Hain Celestial Group, Inc.	Sprouts Farmers Markets, Inc.	Williams Sonoma, Inc.
Herbalife Ltd.	Ulta Beauty, Inc.

After consultation with Korn Ferry in July 2017, the Compensation Committee updated the peer group by removing Cabela’s, Inc., Dick’s Sporting Goods, Inc., Lululemon Athletica, Inc., and Panera Bread Co. from the 2017 Peer Group, and adding Big 5 Sporting Goods Corp. and Nu Skin Enterprises, Inc.

In September, 2018, the peer group was recalibrated to remove Mead Johnson Nutrition, Co. and Finish Line, Inc. as they were no longer publically traded companies. Further, in September, 2019, the Committee in partnership with Korn Ferry updated the peer group for 2020 by removing Ulta Beauty, Inc. and Pier 1 Imports, Inc. (due to shifts in their market cap and sales multiple), and added USANA Health Sciences, Inc. and Edgewell Personal Care Company (the “2020 Peer Group”).

In February 2020, we used the 2020 Peer Group for comparative purposes in setting our most recent long-term equity awards and 2020 cash compensation levels for our executives, including the Named Executive Officers, other than Mr. Martindale, for whom 2020 compensation levels, including long-term equity awards, were determined under his employment agreement.

Elements of Compensation

Base Salary

With respect to 2019, the Compensation Committee established the annual base salaries of the Named Executive Officers as follows:

Name	2018 Base Salary ($)	2019 Base Salary ($)	Percentage Increase (%)
Kenneth A Martindale(1)	975,000	975,000	N/A
Tricia K. Tolivar(2)	520,000	530,400	2.0
Ryan L. Ostrom(3)	N/A	430,000	N/A
Carl. A. Seletz(4)	398,000	450,000	13.0
Steven Piano(5)	390,000	397,351	1.88
Guru P. Ramanathan(6)	438,000	446,760	2.0
(1)	Mr. Martindale was appointed as the Chief Executive Officer of the Company effective on September 11, 2017 and base salary was paid commencing on his appointment.
(2)	Ms. Tolivar received a $10,400 (2.0%) increase in base salary on March 24, 2019 primarily as an adjustment to attain benchmark salary levels (“Benchmark Salary”).
(3)	Mr. Ostrom was appointed as the Chief Brand Officer of the Company effective on July 1, 2019.
(4)	Mr. Seletz was promoted to Chief Global Officer of the Company effective on May 19, 2019. In addition to his annual increase of $7,960 (2.0%) effective March 24, 2019, he received a $44,040 (10.85%) promotional increase in base salary on May 19, 2019 primarily as an adjustment to reflect the increased scope and responsibility of his role, as well as, attain Benchmark Salary.
(5)	Mr. Piano received a $7,351 (1.88%) increase in base salary on March 24, 2019 primarily as an adjustment to attain benchmark salary levels and prorated to reflect his hire date during the prior fiscal year.
(6)	Mr. Ramanathan received a $8,760 (2.0%) increase in base salary on March 24, 2019 primarily as an adjustment to attain benchmark salary levels.

Annual Cash Incentive Compensation

Annual cash incentive compensation is documented in an annual plan that is adopted by the Compensation Committee under the Company’s stock and incentive plan prior to or during the first quarter of the applicable year. The annual performance bonus for each Named Executive Officer has a threshold, target and maximum bonus amount expressed as a percentage of his or her annual base salary eligible earnings, which percentage is determined by the respective position and level of responsibility of such Named Executive Officer.

Continuing in 2019, the Company reviewed the design of the annual cash incentive plan to focus on strengthening the business foundation by providing a clear line of sight to financial performance metrics through individual and team efforts. The plan provided a flexible platform in goal setting to be responsive to actual financial and operational performance against plan during the year. Annual cash incentive payouts were measured and earned quarterly against Company Adjusted EBITDA, Strategic Revenue (International and eCommerce), and External Comparable Sales goals (all excluding income from joint venture operations), but payment was deferred until after the close of the fiscal year, ensuring the target remained a relevant and motivating metric throughout the year and providing a retentive element to the plan.

Quarterly threshold (90% of target), target, and maximum (110% of target) performance goals were reviewed and approved by the Committee prior to the beginning of each quarter. The Company’s quarterly incentive targets aligned with budget. Recipient’s annual cash incentive potential payout at target is split evenly over each quarter and earned payouts are determined based on achievement against quarterly metrics between threshold and maximum. Performance at threshold results in a payout of 33.3% of target, performance at target results in a payout of 100% of target, and performance at or above maximum results in a payout of 200% of target. Performance and related payments are interpolated between the various performance goals. Calculations prorate during each quarter based on changes in base salary eligible earnings, bonus target, and performance between threshold, target, and maximum performance goals. Quarterly earned payout amounts are deferred until Q1 of the following fiscal year and recipients must be actively employed on the date of payout to receive payment. For Q3 and Q4, the Committee determined it was in the best interest of the Company to transition the second metric of the Corporate business segment incentive plan from Strategic Revenue to External Comparable Sales to reflect the continued focus on stabilizing and strengthening retail sales in order to enable other growth and revenue initiatives.

The annual cash incentive plan for 2019 performance (the “2019 Incentive Plan”) was adopted by the Compensation Committee in February 2019 and provided the following threshold, target and maximum bonus amounts for our Named Executive Officers, expressed as a percentage of annual base salary eligible earnings:

	2019 Incentive Plan
Level	Threshold Amount	Target Amount	Maximum Amount
Chief Executive Officer	50%	150%	300%
Chief Financial Officer	25%	75%	150%
Executive Vice President/Chief	20%	60%	120%
Senior Vice President	15%	45%	90%

Mr. Martindale’s annual cash incentive compensation was not established under the 2019 Incentive Plan, but in connection with his appointment and employment agreement, the threshold, target, and maximum payout amounts were set at 50%, 150% and 300%, respectively. Mr. Martindale was eligible to receive an annual bonus opportunity which could be earned based on the Compensation Committee’s evaluation of performance objectives established for the applicable year, which were the same incentives established under the 2019 Incentive Plan for all other Named Executive Officers.

The following thresholds and related goals (Company Adjusted EBITDA, Strategic Revenue (International and eCommerce), and External Comparable Sales) were established for all Named Executive Officers included in the Corporate business segment, excluding Mr. Seletz, under the 2019 Incentive Plan:

Performance Measure(1)(2)(3)	Threshold ($)	Target ($)	Maximum ($)	Relative Weight
Q1 Adjusted EBITDA	57,2000,000	63,555,000	69,911,000	75%
Q1 Strategic Revenue	74,631,000	82,924,000	91,216,000	25%
Q2 Adjusted EBITDA	54,331,000	60,368,000	66,404,000	75%
Q2 Strategic Revenue	83,464,000	92,738,000	102,012,000	25%
Q3 Adjusted EBITDA	39,637,000	44,041,000	48,445,000	75%
Q3 External Comparable Sales	-4.0%	-2.0%	0.0%	25%
Q4 Adjusted EBITDA	30,590,000	33,989,000	37,388,000	75%
Q4 External Comparable Sales	-1.4%	0.6%	2.6%	25%
(1)	As this performance measure is a non-GAAP financial metric, please see Annex A for a presentation of the reconciliation between Adjusted EBITDA and our GAAP financial metric based on the Company’s audited financial statements.
(2)	The Company’s Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) excludes certain items, approved by the Board, that are not reflecting of ongoing operating results as well as earnings from equity investment.
(3)	External Comparable Sales include all sales transactions across all platforms (retail, online, etc.)

The Committee determined that given Mr. Seletz’s specific focus on the International business segment and his ultimate influence over the business segment’s financial and business plan, his 2019 annual incentive plan goals should align with the achievement of the specific business segment (International Revenue and International Adjusted EBITDA); while also maintaining a connection to the Company’s overall financial targets (Adjusted EBITDA). The following thresholds and related goals were established for all Mr. Seletz under the 2019 Incentive Plan:

Performance Measure(1)(2)(3)	Threshold ($)	Target ($)	Maximum ($)	Relative Weight
Q1 Adjusted EBITDA	57,200,000	63,555,000	69,911,000	50%
Q1 International Revenue	38,683,000	42,981,000	47,279,000	25%
Q1 International Adjusted EBITDA	12,306,000	13,673,000	15,040,000	25%
Q2 Adjusted EBITDA	54,331,000	60,368,000	66,404,000	50%
Q2 International Revenue	40,584,000	45,093,000	49,602,000	25%
Q2 International Adjusted EBITDA	13,640,000	15,156,000	16,671,000	25%
Q3 Adjusted EBITDA	39,637,000	44,041,000	48,445,000	50%
Q3 International Revenue	46,913,000	52,126,000	57,338,000	25%

Performance Measure(1)(2)(3)	Threshold ($)	Target ($)	Maximum ($)	Relative Weight
Q3 International Adjusted EBITDA	14,804,000	16,449,000	18,093,000	25%
Q4 Adjusted EBITDA	30,590,000	33,989,000	37,388,000	50%
Q4 International Revenue	43,501,000	48,334,000	53,167,000	25%
Q4 International Adjusted EBITDA	16,235,000	16,235,000	17,859,000	25%
(1)	As this performance measure is a non-GAAP financial metric, please see Annex A for a presentation of the reconciliation between Adjusted EBITDA and our GAAP financial metric based on the Company’s audited financial statements.
(2)	The Company’s Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) excludes certain items, approved by the Board, that are not reflecting of ongoing operating results as well as earnings from equity investment.
(3)	International business segment includes all non-domestic operations; retail, franchise, eCommerce

Results of the 2019 Incentive Plan. The Company’s performance for 2019 resulted in partial awards of bonuses during the fiscal year to the Named Executive Officers for whom threshold, target and maximum levels were established under the terms of the 2019 Incentive Plan or, in the case of Mr. Martindale, his appointment and employment agreement. Specifically, our results achieved for purposes of the 2019 Incentive Plan and the bonus eligibility under Mr. Martindale’s employment agreement were as follows:

Performance Measure (excluding Mr. Seletz)	Results ($)	Achieved Results to Target	Combined Payout Percentage (to Target)
Q1 Adjusted EBITDA	65,899,000	102.7%
Q1 Strategic Revenue	76,943,000	92.8%	115.8%
Q2 Adjusted EBITDA	59,475,000	98.5%
Q2 Strategic Revenue	78,117,000	84.3%	67.6%
Q3 Adjusted EBITDA	35,944,000	81.6%
Q3 External Comparable Sales	-2.8%	76.2%	18.3%
Q4 Adjusted EBITDA	25,209,000	74.2%
Q4 External Comparable Sales	-2.4%	-400.0%	0.0%
Performance Measure (Mr. Seletz)	Results ($)	Achieved Results to Target	Combined Payout Percentage (to Target)
Q1 Adjusted EBITDA	65,899,000	102.9%
Q1 International Revenue	40,923,000	95.2%
Q1 International Adjusted EBITDA	14,604,000	106.8%	127.6%
Q2 Adjusted EBITDA	59,475,000	98.5%
Q2 International Revenue	39,448,000	87.5%
Q2 International EBITDA	14,789,000	97.7%	66.2%
Q3 Adjusted EBITDA	35,945,000	81.6%
Q3 International Revenue	36,940,000	70.9%
Q3 International EBITDA	13,173,000	80.1%	0.0%
Q4 Adjusted EBITDA	25,208,000	74.2%
Q4 International Revenue	40,856,000	84.4%
Q4 International EBITDA	14,928,000	91.9%	11.5%

Based on these results, under the terms of the 2019 Incentive Plan (or Mr. Martindale’s employment agreement, as applicable), our Named Executive Officers received partial cash incentive compensation payments for 2019 totaling roughly 50.4% (51.3% for Mr. Seletz) of their annual target potential under the plan.

Name	Q1 Earned Incentive ($)	Q2 Earned Incentive ($)	Q3 Earned Incentive ($)	Q4 Earned Incentive ($)	Total Earned Incentive ($)
Kenneth A. Martindale	423,633	247,112	66,909	0	737,654
Tricia K. Tolivar	113,143	67,214	18,199	0	198,556
Ryan L. Ostrom(1)	N/A	N/A	129,000	129,000	258,000
Carl A. Seletz	57,212	35,340	0	7,770	100,322
Steven Piano	50,910	30,212	8,180	0	89,302
Guru P. Ramanathan(2)	57,181	33,969	9,198	0	189,650
(1)	In consideration of his pending bonus payment with his prior employer, Mr. Ostrom was guaranteed a minimum 2019 annual cash incentive at target-level as part of the terms of his offer to join the Company.
(2)	Effective with his separation from the Company on November 1,2019, Mr. Ramanathan forfeited payment of any annual incentive earned during the fiscal year and will not receive payment for the reflected amounts.

Long-term Incentive Compensation

Annual Long-Term Incentive Awards. In 2007, we adopted the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the “2007 Stock Plan”), in 2011, we adopted the GNC Holdings, Inc. 2011 Stock and Incentive Plan (the “2011 Stock Plan”), in 2015, we adopted the GNC Holdings, Inc. 2015 Stock and Incentive Plan (the “2015 Stock Plan”), and in 2018 we adopted the GNC Holdings, Inc. 2018 Stock and Incentive Plan (the “2018 Stock Plan”), under which plans awards are outstanding. Substantially all of our employees, and the employees of our direct and indirect subsidiaries and other affiliates, including the Named Executive Officers, are eligible for consideration of awards of stock options, restricted stock, RSUs (including PSUs) and other stock-based awards under the terms of the 2018 Stock Plan, which was adopted in 2018. The Compensation Committee is responsible for administering, selecting the individuals who are eligible to participate in and determining the types and amounts of stock-based awards granted under the 2018 Stock Plan and at the recommendation of management. Additionally, the Compensation Committee ultimately determines the size of stock-based awards for each Named Executive Officer in accordance with the Named Executive Officer’s position versus the market benchmark, performance and level of position. The Compensation Committee has discretion to delegate all or a portion of its authority under the 2018 Stock Plan, but has not done so. Following the adoption of the 2018 Stock Plan, we have not granted and will not grant any additional awards under the 2007 Stock Plan, the 2011 Stock Plan, nor the 2015 Stock Plan.

Stock options granted under the various plans generally are subject to vesting in annual installments and have terms of seven to ten years. Options and other stock-based awards under the 2011 Stock Plan, the 2015 Stock Plan, and 2018 Stock Plan are subject to clawback by the Company if the participant engages in any “detrimental activity” during the participant’s service or for one year after the participant’s service ends, which is generally defined to include disclosing confidential information about the Company, engaging in activities that result (or would result if known) in the termination of the participant’s service for cause, soliciting the Company’s employees on behalf of a competing employer, or materially breaching any agreement between the participant and the Company.

The Compensation Committee generally considers grants of long-term incentive compensation awards on an annual basis, except for certain new hires and promotions which are granted on an as-desired basis. We do not have any program, plan or practice to time annual or ad hoc grants of equity-based awards in coordination with the release of material non-public information or otherwise. For 2018 and continuing into 2019, the Company revised the design of the long-term incentive plan to focus on strengthening the business foundation and long-term strategy by providing a clear line of sight to performance metrics through individual and team efforts, as well as provide award vehicles that support retention efforts. The plan provided a suitable platform in goal setting to be responsive to actual financial and operational performance against plan during the performance period, allowing for consideration of the challenging environment during this period of transition. The Company did not make any adjustments to the annual long-term incentive performance target.

In 2018 and 2019 the plan used two vehicles to deliver the total long-term incentives: 50% in Performance Share Units (PSUs) and 50% in Restricted Cash (RC). The use of RC is intended to serve as a retention tool, while also mitigating the burn rate of equity under our Plan, and limiting dilution to our current stockholder.

•	Performance Share Units (PSUs): Earned ratably over three years with distinct one-year performance periods and financial goals set at the beginning of each performance period. Shares can be earned annually based on performance against the established goals, but vesting will be deferred until after the third year. Once annual performance is determined, the earned shares are converted into time-based restricted shares for the balance of the three-year period. Unearned shares are forfeited. Final vesting will occur in Q1 following the close of the third year. Recipients must be actively employed at the time of vesting to receive the earned shares. The intent of the PSU award is to create a long-term performance based award that focuses the leadership team on the stabilization of EBITDA year over year.
•	Restricted Cash (RC): One third of the total RC award becomes unrestricted and is paid in cash each year after the award’s anniversary date. Recipients must be actively employed at the time the award becomes unrestricted to receive the payout. As noted above, the intent of the RC award is to create a long-term retention award for our leadership team, providing stability within key roles, and incentivizing employees to remain with the Company while at the same time managing the Company’s usage of shares and overall level of dilution during a period where our share price was depressed.

In February 2019, the Company granted long-term incentive awards to certain Named Executive Officers, including Mr. Martindale, outlined below, under the 2018 Stock Plan in the form of 50% PSUs and 50% RC. Base award values for these long-term incentive grants were determined based in part on the results of Korn Ferry’s analysis of the compensation packages of top executives at companies in the 2019 Peer Group, and were intended to be competitive compared to long-term incentive awards granted to executives with comparable titles and responsibilities within the 2019 Peer Group.

For the February 2019 awards, the 50% value attributable to the PSUs were determined by dividing the total grant value of the PSUs award by $2.92, which was the closing price per share of our common stock on February 20, 2019, the date of grant. The performance metric for the first tranche of the PSUs is based 100% on achievement of pre-determined Company Adjusted EBITDA (excluding income from joint venture operations). The use of Adjusted EBITDA as the relevant performance metric for our long-term incentive awards, as well as a component of our annual performance awards, reflects the Company’s laser focus on driving growth to our top line through long-term, strategic improvements, while at the same time driving operational efficiencies to benefit the bottom line. The portion of the first tranche of PSUs that will be earned by a grantee is based upon the Company’s achieved Adjusted EBITDA relative to the target Adjusted EBITDA which aligns with the budget. Annual Adjusted EBITDA threshold (85% of target), target, and maximum (115% of target) performance goals were reviewed and approved by the Committee during Q1 of 2019. Recipient’s annual long-term incentive potential vesting at target is split evenly over each performance year and earned shares are determined based on achievement against annual metrics between threshold and maximum. At the threshold level of performance, 50% of the PSUs are earned; at the target level, 100% of the PSUs are earned; and at or above the maximum level, 150% of the PSUs are earned, provided, in each case, that the executive has remained employed until the end of the three year period and vesting date. At the conclusion of the each performance year, the Compensation Committee will determine whether and the extent to which the performance criteria have been achieved for the purpose of determining the percentage of the target amount of PSUs that have earned for the performance year. Any PSUs that have not been earned as of the end of the performance year, based upon the Compensation Committee’s determination, will be forfeited. The earned shares will be treated as time-based restricted stock for the balance of the three year period. The Compensation Committee may, in its sole discretion, reduce the amount to less than the amount that is determined to be vested in accordance with the agreements providing for the PSUs.

Grant to Ms. Tolivar. Ms. Tolivar was granted a special recognition award of 42,808 PSUs, with a total award value of $125,000, and $125,000 in RC in February 2019. The PSUs and RC follow the same vesting schedule and terms as all other awards issued in February 2019. For more information, see “—Elements of Compensation —Long-Term Incentive Compensation” above. The additional award was issued in recognition of Ms. Tolivar’s efforts, oversight, and successful negotiation of the Company’s debt refinancing, establishment of the joint-venture operation in China, 3rd party manufacturing partnership with International Vitamin Corporation, and as a retention vehicle. Beginning in February, 2020 and after consulting with Korn Ferry, the Committee has determined that a target LTI award value of one-million dollars is market appropriate for the scope and responsibility of Ms. Tolivar’s expanded role.

Summary of 2019 Named Executive Officer Awards. The total award values for the 2019 awards for our Named Executive Officers, together with the corresponding number of (a) target PSUs and (b) RC awarded to each of our Named Executive Officers, is set forth below:

Name	Total Award Value ($)	Target PSUs (#)	Restricted Cash ($)	Restricted Shares (#)
Kenneth A. Martindale	4,387,500	751,284	2,193,750	N/A
Tricia K. Tolivar(1)	1,000,000	171,233	500,000	N/A
Ryan L. Ostrom(2)	750,000	158,228	250,000	158,228
Carl A. Seletz(3)	500,000	121,922	250,000	N/A
Steven Piano	250,000	42,808	125,000	N/A
Guru P. Ramanathan	250,000	42,808	125,000	N/A
(1)	Ms. Tolivar’s award values include her additional recognition award described earlier.
(2)	Mr. Ostrom’s award values include his new hire sign-on awards issued in July 2019 with a grant price of $1.58 in recognition of a portion of the value of unvested equity from his prior employer.
(3)	Mr. Seletz’s award values include the annual award of $250,000 total award value issued with the annual awards in February 2019, plus an additional $250,000 total award value issued in July 2019 with a grant price of $1.58 associated with his promotion to Chief Global Officer.

Results of the 2019 Long-Term Incentive Plan: As described earlier, the performance metric for the PSU component of these long-term incentive awards is Adjusted EBITDA. The Compensation Committee established threshold, target and maximum levels of achievement with respect to Adjusted EBITDA. Performance is measured as of the end of the performance year on December 31, 2019. Performance and related payments are interpolated between the various performance goals.

The threshold, target and maximum levels of Adjusted EBITDA performance for the first tranche of the 2019 PSU grants and second tranche of the 2018 PSU grants are as follows:

Metric	Threshold ($) (50% payout)	Target ($) (100% payout)	Maximum ($) (150% payout)	Achieved ($)
Adjusted EBITDA(1)	171,659,000	201,952,000	232,245,000	186,527,000
(1)	The Company’s EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) excludes certain items, approved by the Board, that are not reflecting of ongoing operating results as well as earnings from equity investment.

Based on these results, under the terms of the 2019 Incentive Plan (or Mr. Martindale’s employment agreement, as applicable), our Named Executive Officers will earn partial PSUs for 2019 totaling 74.5% of their target potential for the first tranche of the 2019 PSU grants and the second tranche of the 2018 PSU grants under the plan.

Name	2019 Target PSUs (#)	Earned PSU Results	2019 Earned PSUs (#)
Kenneth A. Martindale	250,428	74.5%	186,569
Tricia K. Tolivar	57,077	74.5%	42,523
Ryan L. Ostrom	52,743	74.5%	39,293
Carl A. Seletz	40,641	74.5%	30,278
Steven Piano	14,269	74.5%	10,631
Guru P. Ramanathan(1)	14,269	74.5%	10,631

Name	2018 Target PSUs (#)	Earned PSU Results		2018 Earned PSUs (#)
Kenneth A. Martindale	174,107	74.5%		129,710
Tricia K. Tolivar	39,683	74.5%		29,564
Ryan L. Ostrom	N/A	N/	A	N/A
Carl A. Seletz	9,921	74.5%		7,391
Steven Piano	9,921	74.5%		7,391
Guru P. Ramanathan(1)	9,921	74.5%		7,391
(1)	Effective with his separation from the Company on November 1, 2019, Mr. Ramanathan forfeited vesting of any PSUs earned during the fiscal year and will not realize vesting for the reflected shares.

Additionally, as part of the 2019 long-term incentive plan, our Named Executive Officers received one-third of their 2019 RC award after the award’s anniversary date (February 20, 2020).

2017 performance share units for the performance period ending in 2019 did not meet the established goals and were forfeited based on the Company’s relative Total Shareholder Return (rTSR) over a three-year performance period when compared to S&P Specialty Retail Index.

Benefits and Perquisites

The Company does not have a practice of providing perquisites or make payment of perquisite allowances to any of its executives, other than certain run-out relocation benefits provided to Messrs. Burt and Gorman related to their 2017 relocations, and certain relocation benefits provided to Mr. Piano related to his 2018 relocation, and certain other minimal perquisite amounts each as identified in the Summary Compensation Table.

Non-qualified Deferred Compensation Plan

We maintain the GNC Live Well® Later Non-Qualified Deferred Compensation Plan for the benefit of a select group of our highly compensated employees. Under this plan, certain eligible employees may elect to defer a portion of their future compensation under the deferred compensation plan by electing such deferral prior to the beginning of the calendar year during which the deferral amount would be earned. Mr. Martindale made contributions to the deferred compensation plan in 2019. For 2019, a dollar-for-dollar match with respect to the first three percent of a participant’s compensation deferred under the non-qualified deferred compensation plan was provided. For more information regarding the deferred compensation plan, please see “2019 Non-Qualified Deferred Compensation Table” below.

Retention Agreements

In connection with the China joint venture partnership, the Company entered into retention agreements with certain key leaders and executives, including the Named Executive Officers who were employed with the Company in February 2018. It is important for the Company to maintain leadership stability, focus, and execution at all times, but specifically in connection with the efforts required over the foreseeable future related to the transition and the successful implementation of the partnership. The agreements provide for four ratable payments to the participants over the course of two years from the announcement date (February, 2018), for which the recipients have to remain actively employed to receive the payment. The agreements also include confidentiality, non-competition, non-recruitment and non-solicitation provisions in exchange for the consideration provided. For more information regarding the retention payments, please see “Summary Compensation” table below.

Executive Severance Pay Policy

The Company maintains an Executive Severance Pay Policy (the “Executive Severance Policy”) for executive officers who are involuntarily terminated from employment and otherwise meet the requirements for benefits. Upon an involuntary termination other than for Cause, as defined in the Executive Severance Policy, eligible executives are entitled to receive:

•	Cash severance benefits of six months of base salary, in the case of Vice Presidents, or
•	One year base salary, in the case of positions senior to Vice President.

•	The severance is increased to one year and two years for such positions, respectively, in the case of a termination of employment without Cause, or resignation for Good Reason, as defined in the Executive Severance Policy, occurring within 24 months following a Change in Control of Company, also as defined in the Executive Severance Policy.

Payments and benefits under the Executive Severance Policy are contingent upon the executive’s execution and non-revocation of a release of claims against the Company and compliance with covenants set forth in the Executive Severance Policy, which include confidentiality, non-competition and non-solicitation of the Company’s employees. In addition, if such executive obtains subsequent employment that is considered comparable to his or her previous employment with the Company, then the amount remaining to be paid to such executive, under the Executive Severance Policy, is offset by the annual gross base salary payable to such executive pursuant to such subsequent employment.

Mr. Martindale Employment Agreement

In connection with his appointment as Chief Executive Officer, we entered into a three-year employment agreement with Mr. Martindale in September 2017. Under the terms of the employment agreement, we agreed to provide Mr. Martindale with an annual salary of $975,000, an annual bonus opportunity of at least 150% of base salary and certain cash and equity payments as relocation/make-whole awards, which were detailed in our 2018 proxy statement. Under the Employment Agreement, Mr. Martindale will also receive cash severance in the event his employment is terminated by the Company without Cause (as defined therein) or by Mr. Martindale resigning voluntarily for Good Reason. The employment agreement also provides that any incentive compensation payable to Mr. Martindale will be subject to the clawback policies adopted or implemented by us, including in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any rules promulgated thereunder. Please see “Potential Payments Upon Termination or Change in Control” below for more information regarding such employment agreement and termination and payments made in connection with a change in control.

Mr. Martindale also agreed to the Company’s senior executive restrictive covenants including confidentiality of indefinite duration; nonsolicitation of customers; and noncompetition and nonsolicitation/no-hire of employees during his employment and for 24 months following his termination of employment for any reason.

Mr. Seletz Employment Agreement

The Company entered into a one-year employment agreement with Mr. Seletz in January 2013 in connection with his appointment as Senior Vice President, International, which automatically continued for additional consecutive one year periods unless terminated by the Company or Mr. Seletz pursuant to the requisite notification provisions under the agreement. Under the terms of the agreement, Mr. Seletz received an initial annual salary of $350,000, an initial annual bonus opportunity between 40% and 80% of base salary and initial time and performance-based equity awards, which in subsequent years was increased to a range of 45% to 90%, with a target value of 60% in 2019 when Mr. Seletz was promoted to Chief Global Officer. Under the Employment Agreement, Mr. Seletz will be entitled to receive cash severance in the event his employment is terminated by the Company without Cause or by Mr. Seletz for Good Reason (each as defined). The employment agreement also provides that incentive compensation payable to Mr. Seletz may be subject to clawback policies adopted or implemented by us, including in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any rules promulgated thereunder. Please see “Potential Payments Upon Termination or Change in Control” below for more information regarding such employment agreement and termination and payments made in connection with a change in control.

Mr. Seletz also agreed to the Company’s standard senior executive restrictive covenants including confidentiality of indefinite duration; nonsolicitation of customers; and noncompetition and nonsolicitation/no-hire of employees during his employment and for 12 months following his termination of employment for any reason. No other Named Executive Officer has or had employment agreements with the Company.

Mr. Ramanathan Consulting Agreement

Mr. Ramanathan, Senior Vice President, Chief Innovation Officer resigned from employment with the Company as of November 1, 2019 and entered into a six month consulting agreement with the Company. The term of Mr. Ramanathan’s consulting agreement runs through April 30, 2020 during which time he will be engaged on an as-needed basis for transition and on-going matters related to product development, research & development, and scientific advisory. (Additional details of the agreement are disclosed in the Named Executive Officer Compensation tables following the Compensation Discussion and Analysis).

No other Named Executive Officer has or had employment agreements with the Company.

Impact of Accounting and Tax Considerations

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of the compensation vehicles we utilize.

Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) of the Internal Revenue Code generally disallowed public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and their three other most highly compensated executive officers (excluding the chief financial officer) unless certain performance and other requirements are met. As part of the Tax Cuts and Jobs Act, the exemption from the deduction limitation for performance-based compensation provided by Section 162(m) has been repealed. This change will be effective for taxable years beginning after December 31, 2017. As a result, compensation paid to certain executive officers which exceeds $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

For 2019, the Compensation Committee factored in the potential loss of deductibility during the pay setting approval process. Our intent generally is to design and administer executive compensation programs in a manner that will preserve deductibility of compensation paid to our executives, and, prior to the enactment of the Tax Cuts and Jobs Act, we believed that a substantial portion of our current executive compensation program (including the annual incentive program and the long-term incentive awards that may be granted under the 2018 Stock Plan) would satisfy the requirements for exemption from the $1,000,000 deduction limitation. However, certain awards, such as the inducement awards granted to our Chief Executive Officer in connection with his appointment were not granted under a stockholder-approved plan as required for a deduction under Section 162(m). Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief for the exemption from the deduction limitation for performance based compensation provided by Section 162(m), there can be no assurance that any amounts paid under such compensation programs, even prior to the effectiveness of the legislative changes, will be deductible under Section 162(m), including, without limitation, in special circumstances related to other hirings and separations.

Additionally, we reserve the right to design programs and to structure other compensation arrangements that recognize a full range of performance criteria important to our success or that contain different terms, even where the compensation paid under such programs may not be deductible. The Compensation Committee will, in the exercise of its business judgment, continue to monitor our executive compensation program as part of its primary objective of ensuring that compensation paid to our executives is reasonable, performance-based and consistent with our goals and the goals of our stockholders.

Executive Stock Ownership Guidelines

We believe that, to align the long-term financial interests of our executive officers with those of our stockholders, our executives should hold a financial stake in the Company. The Board adopted a policy in December 2011 (revised most recently in February 2015) requiring our Chief Executive Officer and other executive officers to own stock in the Company (our “Executive Stock Ownership Guidelines”). Specifically, our Executive Stock Ownership Guidelines are outlined below:

Chief Executive Officer	Aggregate value of 6x his or her annual base salary
Executive Vice Presidents/Chief	Aggregate value of 2x his or her annual base salary
Senior Executive Officers	Aggregate value of 1x his or her annual base salary

The Executive Stock Ownership Guidelines provide that our newly appointed executive officers have five years from the date of their appointment to comply with the Executive Stock Ownership Guidelines, and should retain at least 50% of all after-tax shares owned by or underlying equity awards granted to them after December 11, 2012 until the ownership thresholds are met. The Compensation Committee will evaluate whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Compensation Committee, and will work actively with officers or directors who are not in compliance as a result of stock price volatility. For the purposes of the Executive Stock Ownership Guidelines, Company stock includes (i) directly held shares of our common stock, (ii) shares of unvested restricted stock or RSUs (other than unvested shares of performance-vested restricted stock or unvested PSUs) and (iii) vested shares of our common stock held in any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Policy on Hedging and Pledging of Company Stock

We have a policy applicable to our directors and all of our employees, including our Named Executive Officers, that prohibits such persons from (i) within six months after purchasing any Company securities, selling any Company securities of the same class, (ii) selling the Company’s securities short, (iii) buying or selling puts or calls or other derivative securities on the Company’s securities, (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan or (v) entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in these proxy materials. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in these proxy materials and incorporated by reference in the Annual Report for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

COMPENSATION AND ORGANIZATIONAL
DEVELOPMENT COMMITTEE

Philip E. Mallott (Chairperson)
Amy B. Lane
Michele S. Meyer

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table – 2019, 2018 and 2017

The following table sets forth information concerning the compensation we paid to the Named Executive Officers for services rendered in all capacities as employees to us during our last three fiscal years. In accordance with SEC rules, the compensation described in this table does not include the value of medical or group life insurance received by the Named Executive Officers that is available generally to all of our salaried employees. Only 2018 and 2019 compensation is presented for Mr. Piano, because 2018 was his first year as a Named Executive Officer of the Company. Only 2019 compensation is presented for Messrs. Ostrom and Seletz, because 2019 was their first year as a Named Executive Officer of the Company. A “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column is not presented because none of our Named Executive Officers participate in a pension plan or receive above-market or preferential earnings on nonqualified deferred compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kenneth A. Martindale Chief Executive Officer	2019	975,000	975,000	2,193,750	––	2,931,404	30,282	7,105,436
	2018	975,000	487,500	2,193,750	—	2,907,615	30,282	6,594,147
	2017	262,500	—	4,650,026	1,900,001	—	105,625	6,918,152

Tricia K. Tolivar Executive Vice President, Chief Financial Officer	2019	528,000	382,500	500,000	––	698,556	3,251	2,112,307
	2018	517,691	191,250	500,000	—	699,777	1,113	1,909,831
	2017	514,033	—	1,633,288	327,000	—	15,446	2,489,767

Ryan Ostrom Chief Brand Officer	2019	214,999	50,000	500,000	—	508,000	22,582	1,295,581

Carl Seletz(5) Chief Global Officer	2019	431,230	195,000	250,000	—	350,322	1,746	1,228,298

Steven Piano Senior Vice President, Chief Human Resources Officer	2019	395,648	195,000	125,000	—	214,302	29,068	959,018
	2018	367,500	147,500	125,000	—	195,703	28,569	864,272

Guru Ramanathan(6) Senior Vice President and Chief Innovation Officer	2019	374,291	322,500	125,000	—	125,000	42,011	988,802
	2018	436,158	—	250,000	—	93,180	1,573	780,910
	2017	429,998	—	204,561	86,887	—	1,002	722,448
(1)	Amounts reflect (i) payment of retention bonuses earned by Named Executive Officers pursuant to the terms of those certain Retention Agreements entered into in February 2018, as discussed further under the heading “Retention Agreements” in this proxy statement, and (ii) a $50,000 sign-on incentive bonus paid to Mr. Ostrom in connection with his joining the Company.
(2)	The 2019 values set forth in this column represent the aggregate grant date fair values of (i) performance share unit (PSU) awards granted to each named Executive Officer in February 2019 as part of the Company’s annual equity awards, (ii) special recognition grant of PSUs to Ms. Tolivar in February 2019, (ii) additional PSU award granted to Mr. Seletz in July 2019 upon his promotion to Chief Global Officer, and (iv) the aggregate grant date fair value of restricted stock award granted to Mr. Ostrom in July in connection with his joining the Company. The 2018 values set forth in this column represent the aggregate grant date fair value of PSU awards granted, and for 2017 the values set forth in this column represent the aggregate grant date fair value of the restricted stock unit (RSU) and PSU awards granted. All awards reflected in this column have been computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeiture). The grant date fair values for the PSU awards have been determined assuming 100% of target performance is achieved. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 17, “Stock-Based Compensation,” to our audited consolidated financial statements included in the Annual Report filed with the Securities and Exchange Commission on March 25, 2020 (the “2020 Annual Report”). The amounts shown in the table may not correspond to the actual value that may be realized by such persons with respect to these awards.

If maximum share payouts were achieved for the 2019, 2018 and 2017 PSU awards, the respective aggregate grant date fair value for these units would be 150%, 150% and 200% of the amount disclosed, respectively. If we assume the maximum 150% of target performance would be achieved, the grant date values of the PSUs granted to the named Executive Officers in 2019 would be for Mr. Martindale $3,290,625, Ms. Tolivar and Mr. Ostrom $750,000, Mr. Seletz $375,000, and for Messrs. Piano and Ramanathan $187,500. If we assume the maximum 150% of target performance would be achieved, the grant date values of the PSUs granted to

Mr. Martindale, Ms. Tolivar, and Mr. Piano in 2018 would be the same as reflected above for 2019. If maximum share payouts were achieved for the 2017 PSUs, the aggregate grant date fair value for these units would be twice the amount disclosed in 2017 in the table related to the PSUs. However, with respect to the 2017 PSU awards, based on the results of the Company’s relative Total Shareholder Return (rTSR) over a three-year performance period when compared to S&P Specialty Retail Index, all PSUs granted under that award were forfeited.

(3)	Amounts reflect the non-discretionary component of cash incentive compensation, and the RC award values to the Named Executive Officers of $2,193,750 (Mr. Martindale), $500,000 (Ms. Tolivar), $250,000 (Messrs. Ostrom and Seletz) and $125,000 (Messrs. Piano and Ramanathan).
(4)	The components of “All Other Compensation” for our fiscal year ended December 31, 2019 are set forth in the following table:
Named Executive Officer	Perquisites ($)(a)	Imputed Value for Life Insurance Premiums ($)	Company Contributions to Deferred Compensation Plan ($)(b)	Consulting Fees ($)(c)	Stock Dividend Equivalents ($)	Total ($)
Kenneth A. Martindale	––	1,032	29,250	—	—	30,282
Tricia K. Tolivar	480	573	—	—	2,198	3,251
Ryan Ostrom	22,526	55	—	—	—	22,581
Carl Seletz	––	1032	—	—	714	1,746
Steven Piano	28,516	552	—	—	—	29,068
Guru Ramanathan	440	912	—	40,000	659	42,011
(a)	Amounts reflected in this column includes taxable parking benefits, relocation expenses of $22,286 for Mr. Ostrom and $27,501 for Mr. Piano.
(b)	Reflects matching contributions by the Company with respect to compensation deferred by each executive pursuant to the Company’s Non-Qualified Deferred Compensation Plan. For more information, see the “2019 Non-Qualified Deferred Compensation Table” below.
(c)	Reflects consulting payments paid to Mr. Ramanathan following termination in November 2019.
(5)	Received additional grants of stock award in connection with his promotion to Chief Global Officer, from Senior Vice President, International, on May 19, 2019.
(6)	Employment with the Company terminated effective November 1, 2019. Continued as an independent contractor consultant for the remainder of 2019 and for a term to end in April 2020. As a result of his termination, Mr. Ramanathan forfeited all outstanding equity awards, including the RC component of his 2019 award, as of the date of his termination.

2019 Grants of Plan Based Awards Table

The following table sets forth information concerning awards under the 2018 Stock Plan granted to each of the Named Executive Officers during our fiscal year ended December 31, 2019. Assumptions used in the calculation of certain dollar amounts are included in Note 17, “Stock-Based Compensation,” to our audited consolidated financial statements included in the 2020 Annual Report.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares (#)(3)	All Other Option Awards: Number of Shares (#)	Exercise Price of Options ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth A. Martindale	2/20/19	487,013	1,462,500	2,925,000	—	—	—	—	—	—	—
	2/20/19	—	2,193,750	—	375,642	751,284	1,126,926	—	—	—	2,193,750

Tricia K. Tolivar	2/20/19	129,870	390,000	780,000	—	—	—	—	—	—	—
	2/20/19	—	500,000	—	85,617	171,233	256,850	—	—	—	500,000

Ryan Ostrom	7/1/19	85,914	258,000	540,000	—	—	—	—	—	—	—
	7/1/19	—	250,000	—	79,114	158,228	237,342	158,228	—	—	500,000

Carl Seletz	2/20/19	64,021	192,256	384,512	—	—	—	—	—	—	—
	2/20/19	—	125,000	—	21,404	42,808	64,212	—	—	—	125,000
	7/1/19	—	125,000	—	39,557	79,114	118,671	—	—	—	125,000

Steven Piano	2/20/19	59,288	178,042	356,083	—	—	—	—	—	—	—
	2/20/19	—	125,000	—	21,404	42,808	64,212	—	—	—	125,000

Guru Ramanathan(5)	2/20/19	66,945	201,038	402,075	—	—	—	—	—	—	—
	2/20/19	—	125,000	—	21,404	42,808	64,212	—	—	—	125,000
(1)	The amounts for Mr. Martindale represent threshold, target and maximum payout amounts under the terms of his employment agreement for the 2019 Annual Cash Incentive Plan. The amounts for the other Named Executive Officers represent the threshold, target and maximum payout amounts under the 2019 Annual Cash Incentive Plan. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive Compensation” above for more information regarding the 2019 Cash Incentive Plan. The additional amounts included for all Named Executive Officers represent the value of the Restricted Cash Award granted in 2019. One third of the total Restricted Cash Award becomes unrestricted and is paid in cash each year after the award’s anniversary date. See “Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentive Compensation” above for more information regarding the Restricted Cash Awards.
(2)	The amounts represent the threshold, target and maximum number of shares of our common stock that may be earned under the 2019 PSU awards. The PSUs are scheduled to vest on December 31, 2021 subject to company performance and each officer’s continued employment. See “Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentive Compensation” above for more information regarding the PSUs.
(3)	The amount for Mr. Ostrom represents a restricted share award issued in July, 2019 as part of his new hire sign-on awards, in recognition of the value of unvested equity from his prior employer.
(4)	For our Named Executive Officers, reflects the aggregate grant date fair value of the target PSUs (and the Restricted Stock Award, in the case of Mr. Ostrom) granted to them in February 2019 (and July 2019, in the case of Messrs. Ostrom and Seletz), computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 17, “Stock-Based Compensation,” to our audited consolidated financial statements included in the 2020 Annual Report. The amounts shown in the table may not correspond to the actual value that may be realized by such persons with respect to these awards.
(5)	Mr. Ramanathan separated from the Company in November 2019. His unexercisable stock options and unvested stock awards were forfeited upon his separation from the Company, and his exercisable stock options remained exercisable for 60 days following his separation.

Outstanding Equity Awards as of December 31, 2019

The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers under the 2011 Stock Plan, the 2015 Stock Plan and the 2018 Stock Plan as of December 31, 2019 and, for Mr. Martindale, equity awards granted in September 2017 as make-whole and inducement awards in connection with the commencement of his employment which were not issued under any stockholder-approved plan.

	Option Awards(1)					Stock Awards
Name	Date of Grant	Exercisable	Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kenneth A. Martindale	9/11/2017	346,084	173,042	8.95	9/11/2027	93,939	253,635	—	—
	2/21/2018	—	—	—	—	247,755	668,939	174,107	470,089
	2/20/2019	—	—	—	—	186,569	503,736	500,856	1,352,311

Tricia K. Tolivar	2/16/2016	37,313	12,438	27.30	2/16/2026	—	—	—	—
	2/22/2017	50,000	50,000	7.99	2/22/2027	10,934	29,522	—	—
	5/11/2017	—	—	—	—	120,000	324,000	—	—
	2/21/2018	—	—	—	—	42,352	114,350	29,762	80,357
	2/21/2018	—	—	—	—	14,117	38,116	9,921	26,786
	2/20/2019	—	—	—	—	42,523	114,812	114,154	308,216

Ryan Ostrom	7/1/2019	—	—	—	—	197,521	533,307	105,486	284,812

Carl Seletz	2/19/2013	5,565	0	42.19	12/19/2022	—	—	—	—
	2/16/2016	12,126	4,043	27.3	2/16/2026	—	—	—	—
	2/22/2017	11,628	11,628	7.99	2/22/2027	3,192	8,618	—	—
	2/21/2018	—	—	—	—	14,117	38,116	9,921	26,787
	2/20/2019	—	—	—	—	10,631	28,703	28,953	78,173
	7/1/2019	—	—	—	—	19,647	53,047	52,743	142,406

Steven Piano	2/21/2018	—	—	—	—	14,117	38,116	9,921	26,787
	2/20/2019	—	—	—	—	10,631	28,704	28,539	77,055

Guru Ramanathan(5)	—	—	—	—	—	—	—	—	—
(1)	Time-vested stock option awards made under the 2011 Stock Plan and the 2015 Stock Plan vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to continuing employment. Time-vested stock options granted to Mr. Martindale pursuant to his inducement awards vest in three equal installments commencing on the first anniversary of the date of grant, subject to continuing employment.
(2)	Includes time-vested restricted stock and RSUs awarded under the 2015 Stock Plan and the 2018 Stock Plan, which generally vest in three equal annual installments commencing on the first anniversary of the date of grant, subject to continuing employment. Ms. Tolivar’s May 2017 award vests over four years from the grant date: 20% in May 2019, 30% in May 2020, and the remaining 50% in May 2021. Also includes RSAs awarded to Mr. Martindale as make-whole and inducement awards, not under any stockholder approved plan, a portion of which were fully vested on grant, a portion of which vested on the last trading day in 2017 and a portion of which vest in three equal annual installments commencing on the first anniversary of the date of grant. Also includes the portion of PSUs granted in 2018 under the 2015 Stock Plan (the “2018 PSUs”) and in 2019 under the 2018 Stock Plan (the “2019 PSUs”) that have been earned (but remain unvested) based on the Company’s performance in 2018 and 2019, respectively.
(3)	Market value is based on the closing price of our Common Stock of $2.70 per share on December 31, 2019.
(4)	Represents the target number of the remaining 2018 PSUs and 2019 PSUs yet to be earned. The 2018 PSUs are scheduled to vest on December 31, 2020 and the 2019 PSUs are scheduled to vest on December 31, 2021, in each case subject to Company performance and the Named Executive Officer’s continued employment. The target award shown above represents 100% of the target award for the remaining 2018 PSUs and 2019 PSUs yet to be earned; the actual number of PSUs that may be earned may range from 0% to 150% of the target number, as described under “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.
(5)	Mr. Ramanathan separated from the Company in November 2019. His unexercisable stock options and unvested stock awards were forfeited upon his separation from the Company and his exercisable stock options remained exercisable for 60 days following his separation.

2019 Option Exercises and Stock Vested Table

The following table sets forth information regarding the vesting of RSUs and restricted stock and exercise of options by the Named Executive Officers during our fiscal year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized Upon Vesting ($)(2)
Kenneth A. Martindale	—	—	93,937	232,964
Tricia K. Tolivar	—	—	44,597	101,351
Ryan Ostrom	—	—	—	—
Carl Seletz	—	—	4,382	12,777
Steven Piano	—	—	—	—
Guru Ramanathan(3)	—	—	4,746	13,855
(1)	For Mr. Martindale, reflects the gross number of shares acquired upon vesting of the second tranche of his September 2017 restricted stock awards. For Ms. Tolivar, reflects the gross number of shares acquired upon vesting of (i) the third tranche of her February 2016 RSU award, (ii) the second tranche of her February 2017 RSU award, and (iii) the initial 20% tranche of her May 2017 restricted stock award. For Mr. Seletz, reflects the gross number of shares acquired upon vesting of (i) the third tranche of his February 2016 RSU award and (ii) the second tranche of his February 2017 RSU award. For Mr. Ramanathan, reflects the gross number of shares acquired upon vesting of (i) the third tranche of his February 2016 RSU award and (ii) the second tranche of his February 2017 RSU award.
(2)	Market value is based on the average of the high and low trading prices for our Common Stock on the NYSE on the date of vesting.
(3)	Mr. Ramanathan separated from the Company in November 2019. His unexercisable stock options and unvested stock awards were forfeited upon his separation from the Company and his exercisable stock options remained exercisable for 60 days following his separation.

2019 Non-Qualified Deferred Compensation Table

We maintain the GNC Live Well® Later Non-Qualified Deferred Compensation Plan for the benefit of a select group of our highly compensated executives. Under this plan, certain eligible employees may elect to defer a portion of their future salary and bonus compensation up to a maximum of 80% of salary and 100% of bonus, or such other specified limit established by the Company, until a specified future year, or until retirement. We may in our discretion elect to make a matching contribution to the plan for a calendar year, based on amounts deferred by participants for that year. Participants may select the investment fund or funds in which such deferred amounts are deemed to be invested for the purpose of crediting deferrals with earnings, and investment gains and losses. The Company’s contributions to the Non-Qualified Deferred Compensation Plan become fully vested after three years from the start of the year of deferral. Participants receive vested distributions on elected scheduled withdrawal dates or upon separation from service.

Mr. Martindale elected to make contributions to the deferred compensation plan in 2019. The following table identifies, for each Named Executive Officer, his or her contributions, our contributions, the aggregate earnings and withdrawals in 2019 and the aggregate balance as of December 31, 2019:

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(4)
Kenneth Martindale	$29,250	$29,250	$17,663	$0	$145,175
Tricia Tolivar	$0	$0	$25,510	$0	$146,200
Ryan Ostrom	$0	$0	$0	$0	$0
Carl Seletz	$0	$0	$0	$0	$0
Steve Piano	$0	$0	$0	$0	$0
Guru Ramanathan(5)	$0	$0	$80,694	$0	$367,537
(1)	Amounts reflected are included in the “Salary” column of the Summary Compensation Table above.
(2)	Amounts reflected are included in the “All Other Compensation” column of the Summary Compensation Table above.

(3)	Amounts reflected are not included as compensation for the relevant Named Executive Officers in the Summary Compensation Table above.
(4)	For. Mr. Martindale, the amount reported includes $58,500 of previously earned but deferred salary and matching contributions reported in our Summary Compensation Table for 2018. For Mr. Martindale and Ms. Tolivar, the amount reported includes $16,875 and $44,688, respectively, previously earned, but deferred, salary and matching contributions reported in our Summary Compensation Table for 2017. Ms. Tolivar’s amount also includes $40,551 for 2016.
(5)	Mr. Ramanathan separated from the Company in November 2019. As a result of his separation, Mr. Ramanathan will begin to receive distributions under the terms of the Non-Qualified Deferred Compensation Plan.

Potential Payments Upon Termination or a Change in Control

The termination and change in control arrangements for the Named Executive Officers are generally governed by Company policy, other than Messrs. Martindale and Seletz whose terms are governed by their employment agreements with the Company. As such, these arrangements generally are uniform and not highly negotiated. The Compensation Committee does not generally consider the amounts payable in connection with termination and change in control events when establishing compensation of the Named Executive Officers. The Compensation Committee, together with the Board, established the termination and change of control arrangements described herein to address the following considerations:

•	conforming to our overall compensation objectives in attracting and retaining the caliber of executives that are integral to our growth and maintaining market competitiveness;
•	maintaining management continuity, particularly through periods of uncertainty related to change in control events;
•	providing our key personnel with the assurance of equitable treatment following a change in control and other events; and
•	ensuring that our management is held to high standards of integrity and performance.

Such policies and arrangements are evidenced by the Company’s Executive Severance Policy, as described in the Compensation Discussion and Analysis section of this proxy statement. Under the Executive Severance Policy, a “Change in Control” occurs when: (i) any person or entity becomes the beneficial owner of securities representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; (ii) the majority of the Board is no longer made up of continuing directors as described in the Executive Severance Policy; (iii) the consummation of certain mergers or consolidations of the Company; or (iv) stockholder approval of certain plans of complete liquidation or dissolution or the consummation of agreements for the sale or disposition of all or substantially all of the Company’s assets.

The following is a summary of the termination and change of control provisions in the employment agreements for Mr. Martindale and Mr. Seletz and the policies and arrangements otherwise applicable to the Named Executive Officers as of December 31, 2019. Mr. Ramanathan voluntarily terminated his employment with the Company effective November 1, 2019, and as such has not been included in the tables below.

Mr. Martindale

Mr. Martindale’s employment agreement provides for certain benefits upon termination of employment. Upon Mr. Martindale’s death or disability, he (or his estate) is entitled to:

•	any unpaid salary, accrued but unpaid vacation, accrued and vested welfare and retirement benefits and all reimbursable business expenses through the date of termination (“accrued obligations”),
•	any unpaid annual bonus for the year prior to the year of termination, and
•	a prorated annual bonus for the year of termination, based on the actual period of employment and actual level of achievement of the performance objectives for the year of termination.

Also, in such cases, Mr. Martindale’s time-vesting equity awards would immediately vest; and any performance-vesting awards would become vested at a prorated actual amount, based on the actual period of employment and assuming “target’ level of achievement of the performance objectives.

Upon termination of employment by us without cause, including a non-renewal of the employment term, or voluntarily by Mr. Martindale for good reason, subject to the execution of a written release, he is also entitled to:

•	two times the sum of: base salary; and either (i) the average of the actual annual bonus paid in the two years immediately preceding the date of termination (or, for any of the first two years where an annual bonus had not yet been determined the target bonus) where termination occurs prior to or more than 24 months following a change in control (as defined in the employment agreement), or (ii) target bonus (if termination occurs on or within 24 months following a change in control), which amounts are payable in installments over a 24-month period or in a lump sum cash payment, depending on whether the termination occurred under the timeframe provided in (i) or (ii) above;
•	any unpaid annual bonus for the year prior to the year of termination, and a prorated annual bonus for the year of termination, based on the actual period of employment and actual level of achievement of the performance objectives for the year of termination; and
•	reimbursement for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium (with respect to Mr. Martindale’s coverage and any eligible dependent coverage) payable by Mr. Martindale immediately prior to such termination, such reimbursements to continue for up to 18 months.

Also, in such cases, Mr. Martindale’s “sign-on” equity awards would immediately vest (to the extent any remained unvested); any time-vesting equity awards (other than sign-on awards) to the extent that that would have become vested within 24 months following the date of termination shall immediately vest (with respect to said amount); and any performance-vesting awards shall become vested at a prorated actual amount, based on the actual period of employment and calculated based on the actual level of achievement of the performance objectives, such that payment would be received following the end of the relevant performance period. The total amount payable may be subject to reduction to the extent Mr. Martindale would be subject to an excise tax as an excess parachute amount.

For purposes of Mr. Martindale’s employment agreement, “cause” generally means his:

•	material failure to comply with any material obligation imposed by his employment agreement;
•	being convicted (including a plea of nolo contendere) of a misdemeanor that causes substantial economic harm to us, or a felony;
•	intentional theft or embezzlement or fraud in connection with the performance of his duties;
•	engaging in any activity that gives rise to a material conflict of interest with us;
•	intentional misappropriation of any of our material business opportunities;
•	willful or reckless material failure to comply with, observe or carry out our rules, regulations, policies or codes of ethics or conduct;
•	substance abuse or illegal use of drugs that impairs his performance or causes or is likely to cause substantial harm to us; or
•	intentional or reckless engagement in conduct that he knows or should know is materially injurious to us.

For purposes of Mr. Martindale’s employment agreement, “good reason” generally means, without Mr. Martindale’s prior written consent and unless we timely cure the good reason:

•	our material failure to comply with material obligations under his employment agreement;
•	a reduction by us of his titles, positions, status or authority or a material reduction by us of his responsibilities and duties other than due to a temporary period of incapacity;
•	our removal of him from the position of Chief Executive Officer, or failure to elect (or nominate) him to, or removal other than for cause, from the Company or the General Nutrition Centers, Inc. boards of directors; or
•	a material reduction in his base salary or target bonus.

For purposes of Mr. Martindale’s employment agreement, “change in control” is as defined in the Company’s 2015 Stock and Incentive Plan, which is generally the same as the definition provided in the Executive Severance Policy.

Mr. Seletz

Mr. Seletz’s employment agreement provides for certain benefits upon termination of employment. Upon Mr. Seletz’s death or disability, he (or his estate) is entitled to accrued obligations and his base salary for the remainder of the term of his employment agreement (currently on one year terms renewing each January 14) and, in the discretion of the Committee, a pro-rata bonus for the year of termination based on actual performance for the year.

Upon termination of employment by us without cause or by Mr. Seletz for good reason, subject to the execution of a written release, he is also entitled to one year base salary and reimbursement for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium (with respect to Mr. Seletz’s coverage and any eligible dependent coverage) payable by Mr. Seletz immediately prior to such termination

•	one year base salary or if such termination is within six months following a change in control, then two years of base salary; and
•	reimbursement for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium payable by Mr. Seletz immediately prior to such termination, such reimbursements to continue for the remainder of the term of his employment agreement for terminations not following a change in control and for two years for termination following a change in control.

For purposes of Mr. Seletz’s employment agreement, “cause” generally means his:

•	failure to comply with any material obligation imposed by his employment agreement;
•	being indicted for or charged with a felony or a misdemeanor that causes substantial economic harm to us or embarrassment;
•	theft or embezzlement or fraud in connection with the performance of his duties;
•	engaging in any activity that gives rise to a material conflict of interest with us;
•	misappropriation of any of our material business opportunities;
•	material failure to comply with, observe or carry out our rules, regulations, policies or codes of ethics or conduct;
•	substance abuse or illegal use of drugs that impairs his performance or causes or is likely to cause substantial harm to us; or
•	engagement in conduct that he knows or should know is materially injurious to us.

For purposes of Mr. Seletz’s employment agreement, “good reason” generally means, without Mr. Seletz’s prior written consent and unless we timely cure the good reason:

•	our material failure to comply with material obligations under his employment agreement; or
•	a material reduction in his base salary other than in connection with a reduction applicable to all other executives at the same level.

For purposes of Mr. Seletz’s employment agreement, “change in control” is limited to acquisitions of 50% or more of our common stock, or a liquidation, dissolution or sale of substantially all of our assets.

Tabular Presentation. The following table quantifies the estimated payments and benefits that the Named Executive Officers would have received if their employment had terminated on December 31, 2019 under the circumstances shown or if we had undergone a change in control on such date and each Named Executive

Officer’s employment was terminated on such date. The tables exclude (i) compensation amounts accrued through December 31, 2019 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus, and (ii) vested account balances under our 401(k) plan that are generally available to all of our salaried employees.

Where applicable, the information in the table uses a fair market value per share of $2.70 for our Common Stock, which is equal to the closing price of our Common Stock on December 31, 2019.

Named Executive Officer	Resignation for Good Reason(1)	By Company Without Cause	Termination Without Cause / Good Reason Following a Change of Control	Death or Disability
Kenneth A. Martindale(2)
Cash Severance(3)	$3,401,511	$3,401,511	$4,875,000	—
Pro-rated Bonus(3)	$737,654	$737,654	$737,654	$737,654
Health and Welfare Benefits(4)	$27,000	$27,000	$27,000	$250,000
Additional Long Term Incentives(5)	$4,351,310	$4,351,310	$4,351,310	$5,082,560
Retention Award(6)	$487,500	$487,500	$487,500	$487,500
Total	$9,004,975	$9,004,975	$10,478,464	$6,557,714

Tricia Tolivar
Cash Severance(3)	—	$530,400	$1,060,800	—
Pro-rated Bonus(3)	—	$198,556	$198,556	—
Health and Welfare Benefits(4)	—	—	—	$250,000
Additional Stock Award Vesting(5)	—	—	$1,102,780	—
Retention Award(6)	$191,250	$191,250	$191,250	$191,250
Total	$191,250	$920,206	$2,553,386	$441,250

Ryan Ostrom
Cash Severance(3)	—	$430,000	$860,000	—
Pro-rated Bonus(3)	—	$258,000	$258,000	—
Health and Welfare Benefits(4)	—	—	—	$250,000
Additional Stock Award Vesting(5)	—	—	$854,431	—
Retention Award(6)	—	—	—	—
Total	—	$688,000	$1,972,431	$250,000

Carl Seletz
Cash Severance(3)	$450,000	$450,000	$900,000	$17,308
Pro-rated Bonus(3)	$100,322	$100,322	$100,322	—
Health and Welfare Benefits(4)	$686	—	$35,656	$250,000
Additional Stock Award Vesting(5)	—	—	$409,539	—
Retention Award(6)	$97,500	$97,500	$97,500	$97,500
Total	$648,508	$647,822	$1,543,017	$364,808

Steven Piano
Cash Severance(3)	—	$397,351	$794,702	—
Pro-rated Bonus(3)	—	$89,031	$89,031	—
Health and Welfare Benefits(4)	—	—	—	$250,000
Additional Stock Award Vesting(5)	—	—	$817,313	—
Retention Award(6)	$97,500	$97,500	$97,500	$97,500
Total	$97,500	$583,882	$1,798,546	$347,500
(1)	No additional amount is payable to any Named Executive Officer upon any termination for cause or voluntary resignation from service to the Company, including retirement, other than in the case of a resignation for good reason.

(2)	For Mr. Martindale, termination by the Company without cause includes termination by nonrenewal of his employment agreement.
(3)	Amounts have been calculated in accordance with the terms of the applicable agreements or plan. For terminations by the Company without cause, amounts will be paid in installments over a period not exceeding two years following termination. For terminations in connection with a Change of Control, amounts will be paid in a lump sum upon termination. We have assumed that none of the payments or benefits provided to any Named Executive Officer would have been subject to or resulted in the imposition of the excise tax imposed by Internal Revenue Code Section 4999. Accordingly, no reductions in such payments and benefits have been applied in the table above.
(4)	Amounts reflect value of basic life insurance payable upon separation due to Death; these amounts are not payable in the event of separation due to Disability. For Messrs. Martindale and Seletz, payment includes COBRA payments in the following circumstances: Resignation for Good Reason, Termination by Company Without Cause, and Termination Without Cause or for Good Reason Following a Change of Control for a period of 18 months for Mr. Martindale and for Mr. Seletz the period of his severance or following a change in control for 2 years.
(5)	The value of Additional Long Term Incentives represents the value on December 31, 2019 of all shares of restricted stock, restricted stock units (along with any dividend equivalents accrued on the restricted stock units), earned PSUs (along with dividend equivalents on the PSUs), and Restricted Cash Awards that on that date were subject to service-based restrictions, which restrictions lapse on or after certain terminations of employment, including following a change in control.
(6)	The value of the outstanding balance of the Retention Awards issued to our Named Executive Officers in connection with the Harbin transaction. Per the agreement, outstanding balances are accelerated in the case involuntary separation without cause, due to good reason, death, or disability. The balance of the Retention Awards would also be paid in the event of a Change in Control.

Pay-Ratio Disclosure

For 2019, the median of the annual total compensation for all our employees, within the United States and Canada, other than Mr. Martindale, was $16,423.63.

Mr. Martindale’s Annual Total Compensation for 2019 was $7,105,436 (see Paragraph 3 below for additional detail). The ratio of the Annual Total Compensation of our Chief Executive Officer to the median of the annual total compensation of the other employees included in this calculation is 433 to 1, which is a reasonable estimate calculated consistent with applicable rules.

In order to (1) identify the total number of the Company’s employees, (2) determine the annual total compensation of our median employee, and (3) determine the Annual Total Compensation of our Chief Executive Officer, we did the following:

1.	We selected November 1, 2019 as the date we would use to identify our median employee. As of that date, the Company’s employee population consisted of approximately 12,337 individuals with 11,437 employees located within the United States and 900 employees located in jurisdictions outside of the United States, of which 85, 51, and 764 were located in Ireland, China, and Canada, respectively. We excluded the employees in Ireland and China for this calculation pursuant to the de minimis exemption under SEC regulations. The total number of employees of the Company utilized for the purposes of the pay-ratio calculation was 12,201.
2.	To determine the median of the annual total compensation of all of these employees, excluding Mr. Martindale, we used the amount of wages, salary, bonuses, and other taxable compensation from the payroll records for 2019, for United States Employees, as reported on Form W-2, and for Canadian employees, as reported on Form T4. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.
a.	In order to most accurately reflect the pay-ratio, the Company annualized the compensation of approximately 1,074 full-time employees and 5,827 part-time employees who were hired in 2019 and employed on November 1, 2019. In order to convert the total annual compensation of the employees located in Canada, who are paid in Canadian dollars, to U.S. dollars, we used the conversion rate of 0.7605 as of December 31, 2019 provided by xe.com.
b.	Next, we ranked the compensation for the applicable employees from highest to lowest. The median employee was a part-time sales associate located in the United States with taxable compensation of $16,423.63 for 2019 (the “Median Employee”).
c.	With respect to our Median Employee, we added together all of the elements of such employee’s compensation for 2019 consistent with Item 402(c)(2)(x), resulting in annual total compensation of $16,423.63. The Median Employee was not paid, and did not otherwise earn or receive any of the compensation elements that are reported in the “Stock Awards”, “Option Awards”, “Changes in Pension Value and Nonqualified Deferred Compensation Earnings”, and “Other Compensation” columns of the Summary Compensation Table.

3.	In calculating the “Annual Total Compensation” of Mr. Martindale, we used his salary and all other recurring compensation, each as presented in the Summary Compensation Table.

Additional Information. The required ratio was affected by the larger number, approximately 7,804 as of November 1, 2019, of part-time associates whose total compensation is limited to amounts paid for part-time work.

RATIFICATION OF APPOINTMENT OF AUDITORS
(PROPOSAL 3)

In accordance with the Audit Committee’s charter, the Audit Committee is responsible for the appointment and retention of our independent registered accounting firm. In our fiscal years ended December 31, 2019 and 2018, all audit and non-audit services were pre-approved by the Audit Committee in accordance with the Audit Committee’s charter.

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2020, subject to ratification by our stockholders. Representatives of PwC will be present virtually at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. For fiscal 2019, PwC rendered professional services in connection with the audit of our financial statements, including review of quarterly reports and other filings with the SEC, and also provided tax and other services. PwC is knowledgeable about our operations and accounting practices and well qualified to act as our independent registered public accounting firm, and the Audit Committee has appointed PwC as such for fiscal 2020. If the proposal to ratify PwC’s appointment is not approved, other certified public accountants will be considered by the Audit Committee.

Fees Paid to PricewaterhouseCoopers LLP

Fees disclosed below include fees billed and expected to be billed for professional services rendered by PwC for our fiscal years ended December 31, 2019 and 2018. Amounts disclosed for 2019 may be adjusted in future filings to reflect actual amounts that were ultimately approved and paid, as appropriate.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees
	2019 ($)	2018 ($)
Audit Fees(1)	1,821,750	1,547,570
Audit Related Fees(2)	5,000	10,000
Tax Fees(3)	224,000	157,000
All Other Fees(4)	2,700	2,700
	2,053,450	1,717,270
(1)	Includes services related to the audit of the Company’s financial statements and internal controls over financial reporting, statutory audits of subsidiaries, and various other filings with the SEC.
(2)	Principally includes review of implementation of new accounting pronouncements and franchise disclosure documents.
(3)	Includes services related to tax compliance services, tax planning and advice, tax audit assistance and certain individual tax compliance services.
(4)	Represents license fees for access to technical accounting information.

The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining PwC’s independence.

The affirmative vote of the holders of a majority of the votes cast by our stockholders virtually or represented by proxy at the Annual Meeting and entitled to vote is required to approve this Proposal 3.

Pre-Approval Policies and Procedures

All of the services performed for us by PwC during 2019 were pre-approved by the Audit Committee. The Audit Committee’s policy, as reflected in its charter, requires that the Audit Committee pre-approve on an engagement-by-engagement basis all audit and non-audit services to be performed by our independent registered accounting firm, provided that the Audit Committee may delegate the authority to pre-approve such services to a subcommittee of the Audit Committee.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2020.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Board has determined that each member of the Audit Committee meets the SEC and the NYSE independence and financial literacy requirements. The Board has also determined that each of Messrs. Hines, Feldman and Mallott qualifies as an “audit committee financial expert.”

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2019 with both management and the independent auditors. The Audit Committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC.

Further, the Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees), received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence. The Audit Committee also discussed with the auditors financial management matters related to our internal control over financial reporting.

Based on these discussions, the Audit Committee’s review of our audited financial statements for the year ended December 31, 2019 and the written disclosures received from the independent auditors, the Audit Committee recommended that the Board approve the inclusion of the Company’s audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

AUDIT COMMITTEE
Michael F. Hines (Chairperson)
Alan D. Feldman
Philip E. Mallott

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table below sets forth information regarding the beneficial ownership of our Common Stock as of the Record Date by: (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Common Stock; (ii) the Named Executive Officers; (iii) each of our directors and nominees for director; and (iv) all of our current directors and executive officers as a group, based on information furnished by each person.

Beneficial ownership is determined in accordance with the Exchange Act and includes voting and investment power with respect to our Common Stock. The following table includes Common Stock issuable within 60 days of the Record Date upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Percentage of beneficial ownership is based on 84,608,976 shares of Common Stock outstanding as of March 23, 2020. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, PA 15222.

Name of Beneficial Owner	Position	Shares		Percentage
Kenneth A. Martindale	Chief Executive Officer and Director	747,318	(1)	*
Tricia K. Tolivar	Executive Vice President, Chief Financial Officer	310,162	(2)	*
Ryan Ostrom	Chief Brand Officer	0		*
Carl Seletz	Chief Global Officer	60,527	(3)	*
Steven Piano	Senior Vice President, Chief Human Resources Officer	15,750		*
Guru Ramanathan	Senior Vice President, Chief Innovation Officer	63,972	(4)	*
Robert F. Moran	Director	1,529,252	(5)	1.82%
Hsing Chow	Director	89,282	(6)	*
Alan D. Feldman	Director	161,196	(7)	*
Michael F. Hines	Director	282,848	(8)	*
Amy B. Lane	Director	130,848	(9)	*
Rachel Lau	Director	0		*
Philip E. Mallott	Director	150,931	(10)	*
Michele S. Meyer	Director	75,245	(11)	*
Alan Wan	Director	0		*
Yong Kai Wong	Director	89,282	(12)	*
All directors and executive officers as a group (19 persons)		3,728,113		4.44%
*	Less than 1% of the outstanding shares of Common Stock.
(1)	Consists of (i) 307,295 shares directly held, (ii) 93,939 shares of time-vested restricted stock and (iii) 346,084 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(2)	Consists of (i) 65,411 shares directly held, (ii) 120,000 shares of time-vested restricted stock and (iii) 124,751 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(3)	Consists of (i) 21,352 shares directly held and (ii) 39,175 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(4)	Mr. Ramanathan separated from the Company in November 2019, the information is based on the most recent Form 4 filed as of 02/26/2019.
(5)	Consists of (i) 984,880 shares directly held, (ii) 67,485 shares of time-vested restricted stock, and (iii) 476,887 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(6)	Consists of (i) 89,282 shares of time-vested restricted stock.
(7)	Consists of (i) 93,711 shares directly held and (ii) 67,485 shares of time-vested restricted stock.
(8)	Consists of (i) 215,363 shares directly held and (ii) 67,485 shares of time-vested restricted stock units that will not be issued as shares until Mr. Hine’s separation from service.
(9)	Consists of (i) 63,363 shares directly held and (ii) 67,485 shares of time-vested restricted stock units that will not be issued as shares until Ms. Lane’s separation from service.
(10)	Consists of (i) 83,446 shares directly held and (ii) 67,485 shares of time-vested restricted stock.

(11)	Consists of (i) 75,245 shares of time-vested restricted stock.
(12)	Consists of (i) 89,282 shares of time-vested restricted stock which were forfeited to the Company subsequent to March 23, 2020 when Mr. Wong waived his right to the restricted stock award.

Based on filings made under Section 13(d) and 13(g) of the Exchange Act reporting ownership of shares and percent of beneficial ownership, as of March 23, 2020 the only persons known by us to be beneficial owners of more than 5% of our Common Stock were as follows:

Beneficial Owners of 5% or More of Our Outstanding Common Stock	Shares	Percentage
Harbin Pharmaceutical Group Co., Ltd. No. 68, Limin West Fourth Street Limin Development Zone Harbin, People’s Republic of China	58,813,084(1)	41.02%

FMR LLC and certain affiliated parties 245 Summer Street Boston, MA 02210	7,714,120(2)	9.12%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,035,948(3)	7.1%

John Y. Tang 2160 North Central Rd Ste 110 Fort Lee, NJ 07024	4,951,947(4)	5.85%
(1)	Based on the Schedule 13D filed with the SEC on November 4, 2019 by Harbin Pharmaceutical Group Co., Ltd., (“Harbin”) in which Harbin reports it has sole voting power and sole dispositive power over 58,813,084 shares. On February 13, 2018, the Company entered into a Securities Purchase Agreement (the “Original Purchase Agreement”) with Harbin Pharmaceutical Group Holdings Co., Ltd., whose rights and obligations under the Original Purchase Agreement were subsequently assigned to Harbin. On November 7, 2018, the Company and Harbin entered into an amendment to the Original Purchase Agreement (the “Amendment to the Purchase Agreement” and, together with the Original Purchase Agreement, the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, Harbin purchased 100,000 shares of the Issuer’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”) from the Company on November 8, 2018 at a purchase price per share equal to $1,000.00 for a total purchase price of $100,000,000 (the “Initial Issuance”). Furthermore, pursuant to the terms of the Purchase Agreement, Harbin agreed to purchase (i) 50,000 shares of Convertible Preferred Stock from the Issuer on, or, at the election of Harbin, prior to, December 28, 2018 at a purchase price per share equal to $1,000.00 for a total purchase price of $50,000,000 (the “First Subsequent Issuance”) and (ii) 149,950 shares of Convertible Preferred Stock from the Issuer on, or, at the election of Harbin, prior to, February 13, 2019 at a purchase price per share equal to $1,000.00 for a total purchase price of $149,950,000 (the “Second Subsequent Issuance”). The Convertible Preferred Stock may at any time and from time to time be converted into a number of shares of Common Stock calculated in accordance with the formula contained in the Certificate of Designation.
(2)	Based on Amendment No. 7 to Schedule 13G filed with the SEC on February 6, 2020 by FMR LLC, a parent holding company, Abigail P. Johnson, a Director, the Chairman and Chief Executive Officer of FMR LLC, and Fidelity Series Intrinsic Opportunities Fund (the “FSIO”). In the Amendment No. 7 to Schedule 13G, (i) FMR LLC discloses it has sole voting power over 144,077 shares and sole dispositive power over 7,714,120 shares, (ii) Ms. Johnson discloses that she has sole dispositive power over 7,714,120 shares and (iii) FSIO discloses that it has sole voting power over 5,939,600 shares. Members of the Johnson family are the predominant owners, directly or through trusts, of the Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and through a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC.
(3)	Based on Amendment No. 7 to Schedule 13G filed with the SEC on February 5, 2020 by BlackRock, Inc. (“BlackRock”) in which BlackRock discloses that it has sole voting power over 5,723,065 shares and sole dispositive power over 6,035,948 shares.
(4)	Based on the Schedule 13G filed with the SEC on August 22, 2019 by John Y. Tang (“Tang”) in which Tang reports he has sole voting power and sole dispositive power over 4,951,947 shares.

DELINQUENT SECTION 16(A) REPORTS

Our directors, executive officers and holders of more than 10% of our Common Stock (“Section 16 Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC on Forms 3, 4 and 5 with respect to their ownership and change of ownership of our Common Stock.

Based solely upon a review of the copies of these forms or written representations, which we have received from such Section 16 Persons for transactions in our Common Stock and their Common Stock holdings for our fiscal year ended December 31, 2019, nine (9) Section 16 reports were untimely filed. Six Section 16 reports were filed four days’ late on February 26, 2019 by Dr. Ramanathan, Ms. Tolivar and Messrs. Martindale, Nowe, Piano, and Gorman, all in connection with an administrative oversight regarding reporting earned performance RSUs following certification of performance results. One Section 16 report was filed late by Mr. Martindale on April 5, 2019, due to an administrative oversight that failed to previously report a tax withholding correctly made in connection with the vesting of time-based Restricted Stock Units. In addition, two Section 16 reports were untimely filed by Mr. Burt, due to an administrative oversight and issues with EDGAR codes, which reports were filed March 7, 2019 by Mr. Burt to report performance RSUs that had been earned upon certification of performance results for the annual period, and the vesting of time-based RSUs. Other than these disclosed reports, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and holders of more than 10% of our Common Stock.

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for our 2021 Annual Meeting must be received by us no later than December 9, 2020 to be presented at the 2021 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC’s proxy rules. Such proposals can be sent to us at GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.

Our Sixth Amended and Restated Bylaws (the “Bylaws”) prescribe the procedures that a record stockholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters submitted pursuant to Rule 14a-8 under the Exchange Act). The following summary of these procedures is qualified by reference to our Bylaws, a copy of which can be obtained, without charge, upon written request to GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.

Pursuant to Article II, Section 5(b) of our Bylaws, a record stockholder must provide timely notice of any stockholder proposal (including director nomination(s)) other than those submitted pursuant to Rule 14a-8 of the Exchange Act to be properly brought before the 2021 Annual Meeting. To be timely, such notice must be received by our secretary at our principal executive offices at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222 between the opening of business on January 18, 2021 and the close of business on February 17, 2021. The notice must contain the information specified in our Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting. For director nominations, the notice must also contain the information specified in our Bylaws regarding each person whom the stockholder wishes to nominate for election as director and be accompanied by the written consent of each proposed nominee to serve as director if elected. Such stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2021 Annual Meeting is more than 30 days before or more than 70 days after May 18, 2021, to be timely, such notice must be received no earlier than the 120th day prior to the date of the 2021 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2021 Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2020 Annual Meeting was first made.

With respect to stockholder proposals not included in our proxy statement for the 2020 Annual Meeting, the persons named in the Board’s proxy for the 2021 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

OTHER INFORMATION

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K can be obtained free of charge upon request to GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary.

ANNEX A

Reconciliation of Non-GAAP to GAAP financial metric

Adjusted EBITDA including certain specified adjustments disclosed in our quarterly earnings reports, was used as a performance metric under the 2018 Stock Plan and 2019 Incentive Plan. Below we have set forth a reconciliation of the adjusted EBITDA to the GAAP financial metric, which is based upon reported Net Income (Loss) from the Company’s audited financial statements.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands)

	Three months ended March 31, 2019	Three months ended June 30, 2019	Three months ended September 30, 2019	Three months ended December 31, 2019	Year ended December 31, 2019
Reported	$(15,262)	$16,058	$(2,418)	$(33,490)	$(35,112)
Income tax expense	1,956	13,030	5,733	24,150	44,869
Interest expense, net	32,956	24,964	24,456	24,333	106,709
Depreciation and amortization	10,190	8,514	8,466	8,252	35,422
Loss on net asset exchange for the formation of the joint ventures	19,514	1,779	—	—	21,293
Gain on convertible notes repurchase	—	(3,214)	—	—	(3,214)
Loss on forward contracts for the issuance of convertible preferred stock	16,787	—	—	—	16,787
Other(1)	713	464	825	3,067	5,069
Equity income from equity method investments	(955)	(2,120)	(1,117)	(1,104)	(5,296)
Adjusted	$65,899	$59,475	$35,945	$25,208	$186,527
(1)	Three months ended March 31, 2019 includes $0.7 million retention and immaterial refranchising gains. Three months ended June 30, 2019 includes $0.8 million retention and immaterial refranchising gains. Three months ended September 30, 2019 includes $0.5 million retention, $0.4 million severance expense and immaterial refranchising gains. Three months ended December 31, 2019 includes $3.1 million loss on the termination of the corporate plane lease, $0.2 million retention and immaterial refranchising gains.

A-1

GNC HOLDINGS, INC.
300 SIXTH AVENUE
PITTSBURGH, PA 15222

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 17, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GNC2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 17, 2020. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D08418-S99535-P34162 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GNC HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01)	Hsing Chow	07)	Kenneth A. Martindale
02)	Alan D. Feldman	08)	Michele S. Meyer
03)	Michael F. Hines	09)	Robert F. Moran
04)	Amy B. Lane	10)	Alan Wan
05)	Rachel Lau	11)	Yong Kai Wong
06)	Philip E. Mallott		

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
2.	The adoption, by non-binding vote, of the advisory resolution to approve the compensation paid to the Company's named executive officers in 2019, as disclosed in the proxy materials.	☐	☐	☐
3.	The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company's 2020 fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D08419-S99535-P34162

GNC HOLDINGS, INC.
Annual Meeting of Stockholders
May 18, 2020 5:00 PM EDT
This proxy is solicited by the Board of Directors

The Stockholder(s) hereby appoint(s), Tricia K. Tolivar and Susan M. Canning, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of GNC HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:00 PM EDT, on May 18, 2020, and any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held virtually via live audio webcast at: www.virtualshareholdermeeting.com/GNC2020.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side